Exhibit 4.2
Execution Version
AMENDMENT NO. 4
Dated as of December 17, 2025
to
TERM LOAN CREDIT AGREEMENT
Dated as of March 27, 2023
THIS AMENDMENT NO. 4 (this “Amendment”) is made as of December 17, 2025 by and among LKQ CORPORATION (the “Company”), the financial institutions listed on the signature pages hereof, and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), under that certain Term Loan Credit Agreement, dated as of March 27, 2023, by and among the Company, the Lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Amended Credit Agreement (as defined below).
WHEREAS, the Company has requested that each Lender and the Administrative Agent agree to (a) extend the maturity of the term loan facility under the Existing Credit Agreement and (b) make certain other amendments to the Existing Credit Agreement; and
WHEREAS, the Company, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.
1.    Amendments to the Existing Credit Agreement. Effective as of the Amendment No. 4 Effective Date (as defined below), (a) the Existing Credit Agreement (excluding any annexes, exhibits or schedules thereto, except as set forth herein) and (b) the Schedule 2.01 attached thereto, in each case, are hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Annex I hereto (collectively, the “Amended Credit Agreement”).
2.    Extension of Loans; New Lenders; Departing Lenders; Reallocations, Etc.
(a)    Extension of Loans. Subject to the terms and conditions set forth herein, each applicable Lender (including each New Lender referenced below) party hereto having an amount opposite such Lender’s name under the column titled “Outstanding Loans (Canadian Dollars)” on Schedule 2.01 to the Amended Credit Agreement agrees, severally but not jointly, to extend the maturity of its “Loans” under the Existing Credit Agreement (or, in the case of a New Lender, hold Loans under the Amended Credit Agreement) on the Amendment No. 4 Effective Date in an aggregate outstanding principal amount equal to the aggregate amount opposite such Lender’s name under the column titled “Outstanding Loans (Canadian Dollars)” on Schedule 2.01 to the Amended Credit Agreement. The aggregate outstanding principal amount of Loans held by each Lender under the Amended Credit Agreement on the

Amendment No. 4 Effective Date (after giving effect to the transactions contemplated hereby) is set forth on Schedule 2.01 to the Amended Credit Agreement.
(b)    New Lenders. Each Person that executes this Amendment as a “Lender” but is not a Lender under the Existing Credit Agreement immediately prior to the Amendment No. 4 Effective Date (each such Person, a “New Lender”) (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and by the Amended Credit Agreement and to become a Lender under the Amended Credit Agreement, (B) it satisfies the requirements, if any, specified in the Amended Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire its Loans under the Amended Credit Agreement and become a Lender, (C) from and after the Amendment No. 4 Effective Date, it shall be bound by the provisions of the Amended Credit Agreement as a Lender thereunder and, to the extent of its Loans, shall have the obligations of a Lender thereunder, (D) it is sophisticated with respect to decisions to acquire assets of the type represented by the Loans of such New Lender and either it, or the Person exercising discretion in making its decision to acquire the Loans of such New Lender, is experienced in acquiring assets of this type, and (E) it has received a copy of the Existing Credit Agreement and the Amended Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) of the Existing Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and to become a Lender under the Amended Credit Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Lead Arranger, the Syndication Agent, any Documentation Agent, any other New Lender or any other Lender or their respective Related Parties and (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent, any Lead Arranger, the Syndication Agent, any Documentation Agent, any other New Lender or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
(c)    Departing Lenders. On the Amendment No. 4 Effective Date, (i) the Company shall repay in full the “Loans” (as defined in the Existing Credit Agreement) previously made to the Company by Capital One, National Association, HSBC Bank USA, National Association and UniCredit Bank AG, New York Branch (collectively, the “Departing Lenders”) under the Existing Credit Agreement which remain outstanding as of the Amendment No. 4 Effective Date after giving effect to the other transactions contemplated hereby to occur on the Amendment No. 4 Effective Date, which repayment shall be accompanied by any accrued and unpaid interest and fees thereon and owing to each Departing Lender as of the Amendment No. 4 Effective Date, (ii) each Departing Lender’s “Commitments” under the Existing Credit Agreement shall be terminated, (iii) each Departing Lender shall no longer be a “Lender” under and as defined in, or for any purpose under, the Amended Credit Agreement (except to the extent of any indemnification provisions set forth in the Existing Credit Agreement that is meant to continue to apply to the Departing Lenders by its express terms), and (iv) each Departing Lender shall be released from any obligation or liability under the Existing Credit Agreement.

(d)    Reallocations, Etc. In connection with the foregoing and the other transactions contemplated hereby, on the Amendment No. 4 Effective Date:
(i)    each Lender (including each New Lender) shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the transactions contemplated hereby and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the aggregate outstanding principal amount of all the Loans of all the Lenders to equal the amount set forth opposite such Lender’s name under the column titled “Outstanding Loans (Canadian Dollars)” on Schedule 2.01 to the Amended Credit Agreement;
(ii)    any “Loans” outstanding under and as defined in the Existing Credit Agreement immediately prior to the Amendment No. 4 Effective Date shall remain outstanding and be re-evidenced as Loans outstanding under the Amended Credit Agreement on the Amendment No. 4 Effective Date;
(iii)    the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of the “Loans” (as defined in and in effect under the Existing Credit Agreement) as are necessary in order that the aggregate outstanding principal amount of Loans held by each Lender (including each New Lender) under the Amended Credit Agreement reflects the amount set forth opposite such Lender’s name under the column titled “Outstanding Loans (Canadian Dollars)” on Schedule 2.01 to the Amended Credit Agreement on the Amendment No. 4 Effective Date, and each Loan Party and each Lender that was a “Lender” under the Existing Credit Agreement (constituting the “Required Lenders” under and as defined therein) hereby agrees (with effect immediately prior to the Amendment No. 4 Effective Date) that (A) such reallocation, sales and assignments shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions, without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived), (B) such reallocation shall satisfy the assignment provisions of Sections 9.02(e) and 9.04 of the Existing Credit Agreement, (C) the actions described in this Section 2(c) are permitted under the Existing Credit Agreement and agrees that any and all required notices and required notice periods under the Existing Credit Agreement in connection with any of the actions described in this Section 2(c) on the Amendment No. 4 Effective Date are hereby waived and of no force and effect and (D) in connection with such reallocation, sales, assignments or other relevant actions, the Loan Parties shall pay all interest and fees outstanding under the Existing Credit Agreement and accrued to the date hereof to the Administrative Agent for the account of the Lenders party hereto, together with any losses, costs and expenses incurred by Lenders under Section 2.16 of the Existing Credit Agreement (provided that each Lender party hereto hereby waives any such indemnification under Section 2.16 of the Amended Credit Agreement in connection with the payment or repayments contemplated to occur on the Amendment No. 4 Effective Date); and
(iv) notwithstanding the foregoing clause (ii), all amounts owing to the Departing Lenders shall be repaid to such Departing Lenders as provided in Sections 2(c) and 3(g) hereof.
3.    Conditions of Effectiveness. This Amendment shall become effective on the date on which each of the following conditions precedent have been satisfied or waived (the “Amendment No. 4 Effective Date”):

(a)    the Administrative Agent shall have received counterparts of this Amendment duly executed by the Company, the Lenders and the Administrative Agent;
(b)    the Administrative Agent shall have received a certificate from a Responsible Officer of the Company to the effect that: as of the Amendment No. 4 Effective Date, (i) all representations and warranties of the Loan Parties contained in this Amendment and the other Loan Documents are true, correct and complete in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) as of such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) as of such earlier date; (ii) none of the Loan Parties is in violation of any of the covenants contained in the Existing Credit Agreement and the other Loan Documents; (iii) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; (iv) since December 31, 2024, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;
(c)    the Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing this Amendment and the other Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (i) the articles or certificate of incorporation or formation, as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (ii) the bylaws or governing documents of such Loan Party as in effect on the Amendment No. 4 Effective Date, (iii) resolutions duly adopted by the board of directors (or other governing body or the shareholders, if required) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party, (iv) resolutions of the shareholders (if required) of any Loan Party (other than the Company) approving and authorizing such Loan Party’s execution, delivery, and performance of this Amendment and the other Loan Documents to which it is party and the transactions contemplated hereby and thereby and (v) a certificate as of a recent date of the good standing of such Loan Party;
(d)    the Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Company, that after giving effect to this Amendment and the transactions contemplated hereby, each Loan Party and each Subsidiary thereof is Solvent;
(e)    the Administrative Agent shall have received a customary legal opinion from (i) Sheppard, Mullin, Richter & Hampton LLP, US counsel to the Company and the Subsidiary Guarantors, (ii) Cozen O’Connor P.C., special Pennsylvania counsel to the Company and the Subsidiary Guarantors organized in Pennsylvania and (iii) Stoel Rives LLP, special Oregon counsel to the Company and the Subsidiary Guarantors organized in Oregon, dated as of the Amendment No. 4 Effective Date, covering this Amendment, the Amended Credit Agreement and such other customary matters requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(f)    the Administrative Agent shall have received, (i) for the ratable account of each “Lender”, under and as defined in the Existing Credit Agreement, as the case may be, all accrued and unpaid interest owing thereunder immediately prior to the Amendment No. 4 Effective Date and (ii) in the case of the Departing Lenders, the repayment of all other amounts owing to such Departing Lenders as provided under Section 2 above;
(g)    at least five (5) days prior to the Amendment No. 4 Effective Date, (i) the Administrative Agent and Lenders shall have received (x) all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Company at least ten (10) days prior to the Amendment No. 4 Effective Date and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Amendment No. 4 Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (ii) shall be deemed to be satisfied);
(h)    the Administrative Agent shall have received (i) satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Amendment No. 4 Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 3(h) as to which such financial statements are available and (iii) satisfactory financial statement projections of the Company in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Company’s filing of any required audited financial statements on Form 10-K, any required unaudited financial statements on Form 10-Q or any financial statement projections in any reports required to be filed under the rules and regulations of the United States Securities and Exchange Commission, in each case, shall be deemed to constitute satisfaction of this condition precedent); and
(i)    the Administrative Agent shall have received payment of (i) all fees required to be paid on the date hereof as separately agreed among Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and the Company and (ii) all expenses required to be reimbursed for which invoices have been presented (including reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent) in connection with this Amendment to the extent invoiced at least three (3) Business Days prior to the Amendment No. 4 Effective Date.
4.    Representations and Warranties of the Loan Parties. Each Loan Party party hereto hereby represents and warrants as follows:
(a)    This Amendment and the Amended Credit Agreement constitute legal, valid and binding obligations of such Loan Party (to the extent party thereto), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the representations and warranties of the Loan Parties set forth in Article III of the Amended Credit Agreement are true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) with the same effect as though made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date is true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) only as of such specified date).
(c)    The execution, delivery and performance by such Loan Party of this Amendment has been duly authorized by all necessary corporate or other organizational action, and does not and will not (i) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority or arbitral award to which such Loan Party or its property is subject; or (ii) violate any Requirement of Law.
5.    Reference to and Effect on the Existing Credit Agreement.
(a)    Upon the effectiveness hereof, each reference to the Existing Credit Agreement in the Existing Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement.
(b)    The Amended Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection with the Existing Credit Agreement shall remain in full force and effect and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Existing Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
(d)    This Amendment is a Loan Document.
6.    Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York. The parties hereto agree that provisions of Sections 9.09 and 9.10 of the Amended Credit Agreement are hereby incorporated by reference, mutatis mutandis.
7.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided, that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature, and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.
9.    No Novation. Neither the execution, delivery and acceptance of this Amendment nor any of the terms, covenants, conditions or other provisions set forth herein are intended, nor shall they be deemed or construed, to effect a novation of any liens or Obligations under the Existing Credit Agreement or to pay, extinguish, release, satisfy or discharge (a) the Obligations under the Existing Credit Agreement, (b) the liability of any Loan Party under the Existing Credit Agreement or the other Loan Documents executed and delivered in connection therewith or any Obligations or other obligations evidenced thereby, or (c) any mortgages, deeds of trust, liens, security interests or contractual or legal rights securing all or any part of such Obligations.
10.    Reaffirmation. Except as expressly modified by this Amendment, all of the terms, provisions and conditions of the Existing Credit Agreement, as heretofore amended, shall remain unchanged and in full force and effect. Each Loan Party, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Person grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Existing Credit Agreement and each other Loan Document to which it is a party (after giving effect hereto) and (ii) to the extent such Person granted liens on or security interests in any of its property pursuant to any Loan Documents as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. This Amendment shall not constitute a course of dealing with the Administrative Agent or any Lender at variance with the Existing Credit Agreement or the other Loan Documents such as to require further notice by such Person to require strict compliance with the terms of the Existing Credit Agreement and the other Loan Documents in the future.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

LKQ CORPORATION,
as the Company

By: /s/ Rick Galloway
Name: Rick Galloway
Title:    Senior Vice President and
    Chief Financial Officer

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

A&A AUTO PARTS STORES, INC.
ASSURED QUALITY TESTING SERVICES, LLC
AUTOMOTIVE CALIBRATION & TECHNOLOGY SERVICES, LLC
DRIVERFX.COM, INC.
GLOBAL POWERTRAIN SYSTEMS, LLC
KAIR IL, LLC
KAO LOGISTICS, INC.
KAO WAREHOUSE, INC.
KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
KEYSTONE AUTOMOTIVE OPERATIONS, INC.
KEYSTONE AUTOMOTIVE OPERATIONS OF CANADA, INC.
KPGW CANADIAN HOLDCO, LLC
LKQ AUTO PARTS OF CENTRAL CALIFORNIA, INC.
LKQ BEST AUTOMOTIVE CORP.
LKQ CENTRAL, INC.
LKQ FOSTER AUTO PARTS, INC.
LKQ INVESTMENTS, INC.
LKQ LAKENOR AUTO & TRUCK SALVAGE, INC.
LKQ MIDWEST, INC.
LKQ NORTHEAST, INC.
LKQ SOUTHEAST, INC.
LKQ TAIWAN HOLDING COMPANY
LKQ TRADING COMPANY
NORTH AMERICAN ATK CORPORATION
REDDING AUTO CENTER, INC.
UNI-SELECT USA LLC, as a Subsidiary Guarantor

By: /s/ Rick Galloway
Name: Rick Galloway
Title: Vice President and Chief Financial Officer

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

WARN INDUSTRIES, INC., as a Subsidiary Guarantor

By: /s/ Bill Rogers
Name: Bill Rogers
Title: President

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By: /s/ Bryan Girouard
Name: Bryan Girouard
Title: Vice President

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By: /s/ Jason Yakabu
Name: Jason Yakabu
Title: Director

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

MUFG BANK, LTD., as a Lender

By: /s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Lauren Gillet
Name: Lauren Gillet
Title: Assistant Vice President

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

TRUIST BANK, as a Lender

By: /s/ Alexander Harrison
Name: Alexander Harrison
Title: Director

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

TD BANK, N.A., as a Lender

By: /s/ Richard A. Zimmerman
Name: Richard A. Zimmerman
Title: Managing Director

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By: /s/ Sudip Mukherjee
Name: Sudip Mukherjee
Title: Director, CCG Finance

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

BNP PARIBAS, as a Lender

By: /s/ James Goodall
Name: James Goodall
Title: Managing Director

By: /s/ Louis Moran
Name: Louis Moran
Title: Director

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Senior Vice President

[Signature Page to Amendment No. 4 to
Term Loan Credit Agreement]

Annex I

Amended Credit Agreement

[Attached]

Annex I Execution Version
TERM LOAN CREDIT AGREEMENT
dated as of March 27, 2023
among
LKQ CORPORATION,
The Lenders Party Hereto,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
BANK OF AMERICA, N.A.,
as Syndication Agent
and
~~CAPITAL ONE BANK, N.A.,~~ MUFG BANK, LTD., PNC BANK, NATIONAL ASSOCIATION, and TRUIST BANK,
as Documentation Agents

~~BOFA SECURITIES, INC.,~~ WELLS FARGO SECURITIES, LLC, ~~CAPITAL ONE BANK, N.A~~BOFA SECURITIES, INC., MUFG BANK, LTD., PNC CAPITAL MARKETS LLC, and TRUIST SECURITIES, INC.,
as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions
Section 1.01. Defined Terms    1
Section 1.02. Classification of Loans and Borrowings    36
Section 1.03. Terms Generally    36
Section 1.04. [Reserved]    37
Section 1.05. Accounting Terms; GAAP    37
Section 1.06. Status of Obligations    37
Section 1.07. Exchange Rates; Currency Equivalents    37
Section 1.08. Rates    38
Section 1.09. Divisions    39
ARTICLE 2
The Credits
Section 2.01. Commitments and Loans    39
Section 2.02. Loans and Borrowings    39
Section 2.03. Requests for Borrowings    39
Section 2.04. [Reserved]    40
Section 2.05. [Reserved]    40
Section 2.06. [Reserved]    40
Section 2.07. Funding of Borrowings    40
Section 2.08. Interest Elections    41
Section 2.09. Termination and Reduction of Commitments    42
Section 2.10. Repayment and Amortization of Loans; Evidence of Debt    42
Section 2.11. Prepayment of Loans    43
Section 2.12. Fees    43
Section 2.13. Interest    44
Section 2.14. Alternate Rate of Interest; Laws Affecting Availability    44
Section 2.15. Increased Costs    47
Section 2.16. Break Funding Payments    48
Section 2.17. Taxes    49
Section 2.18. [Reserved]    52
Section 2.19. [Reserved]    52
Section 2.20. [Reserved]    52
Section 2.21. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs    53
Section 2.22. Mitigation Obligations; Replacement of Lenders    55
Section 2.23. [Reserved]    56
Section 2.24. [Reserved]    56
Section 2.25. Interest Act (Canada), Etc    56

Section 2.26. Judgment Currency    56
Section 2.27. Designation of Subsidiary Borrowers    57
Section 2.28. Defaulting Lenders    58
ARTICLE 3
Representations and Warranties
Section 3.01. Financial Condition    59
Section 3.02. No Change    59
Section 3.03. Corporate Existence; Compliance with Law    59
Section 3.04. Corporate Power; Authorization; Enforceable Obligations    60
Section 3.05. No Legal Bar    60
Section 3.06. No Material Litigation    60
Section 3.07. No Default    61
Section 3.08. Ownership of Property; Liens    61
Section 3.09. Intellectual Property    61
Section 3.10. Taxes    61
Section 3.11. Federal Regulations    61
Section 3.12. Labor Matters    62
Section 3.13. ERISA    62
Section 3.14. Investment Company Act; Other Regulations    63
Section 3.15. Subsidiaries    63
Section 3.16. [Reserved]    64
Section 3.17. [Reserved]    64
Section 3.18. Use of Proceeds    64
Section 3.19. [Reserved]    64
Section 3.20. Environmental Matters    64
Section 3.21. Accuracy of Information, Etc    65
Section 3.22. Pari Passu Status    65
Section 3.23. Solvency    66
Section 3.24. Insurance    66
Section 3.25. Patriot Act, Sanctions, Etc    66
Section 3.26. Affected Financial Institutions    66
Section 3.27. [Reserved]    66
Section 3.28. Subsidiary Borrower    66
ARTICLE 4
Conditions
Section 4.01. Effective Date    67
Section 4.02. Funding Date    70
Section 4.03. Designation of the Subsidiary Borrower    71
Section 4.04. Certain Funds Provisions    72

ARTICLE 5
Affirmative Covenants
Section 5.01. Financial Statements    73
Section 5.02. Certificates; Other Information    73
Section 5.03. Payment of Obligations    75
Section 5.04. Conduct of Business and Maintenance of Existence, Etc    75
Section 5.05. Maintenance of Property; Insurance    76
Section 5.06. Inspection of Property; Books and Records; Discussions    76
Section 5.07. Notices    76
Section 5.08. Environmental Laws    77
Section 5.09. Subsidiary Guarantors    77
Section 5.10. Use of Proceeds    79
Section 5.11. ERISA Documents    79
Section 5.12. Further Assurances    80
ARTICLE 6
Negative Covenants
Section 6.01. Limitation on Indebtedness    80
Section 6.02. Limitation on Liens    82
Section 6.03. Limitation on Fundamental Changes    84
Section 6.04. [Reserved]    85
Section 6.05. [Reserved]    85
Section 6.06. [Reserved]    85
Section 6.07. [Reserved]    85
Section 6.08. Modifications of Governing Documents    85
Section 6.09. Limitation on Transactions with Affiliates    85
Section 6.10. [Reserved]    85
Section 6.11. [Reserved]    85
Section 6.12. Limitation on Negative Pledge Clauses    85
Section 6.13. Limitation on Restrictions on Subsidiary Distributions    86
Section 6.14. Limitation on Lines of Business    86
Section 6.15. [Reserved]    86
Section 6.16. [Reserved]    86
Section 6.17. Limitation on Hedge Agreements    86
Section 6.18. [Reserved]    86
Section 6.19. Financial Covenants    86

ARTICLE 7
Events of Default
ARTICLE 8
The Administrative Agent
ARTICLE 9
Miscellaneous
Section 9.01. Notices    94
Section 9.02. Waivers; Amendments    96
Section 9.03. Expenses; Indemnity; Damage Waiver    98
Section 9.04. Successors and Assigns    99
Section 9.05. Survival    103
Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution    104
Section 9.07. Severability    104
Section 9.08. Right of Setoff    104
Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process    104
Section 9.10. WAIVER OF JURY TRIAL    105
Section 9.11. Headings    106
Section 9.12. Confidentiality    106
Section 9.13. USA PATRIOT Act; AML Legislation    107
Section 9.14. [Reserved]    107
Section 9.15. Releases of Subsidiary Guarantors    107
Section 9.16. Interest Rate Limitation    108
Section 9.17. No Advisory or Fiduciary Responsibility    109
Section 9.18. Acknowledgement and Consent to Bail-In of Affected Financial
Institutions    109
Section 9.19. Certain ERISA Matters    110
Section 9.20. Acknowledgement Regarding Any Supported QFCs    111
Section 9.21. [Reserved]    112
Section 9.22. [Reserved]    112
Section 9.23. Erroneous Payments    112
ARTICLE 10
Cross-Guarantee

SCHEDULES:
Pricing Schedule
Schedule 1.01	—	Dormant Subsidiaries
Schedule 2.01	—	~~Commitments~~Outstanding Loans
Schedule 3.08	—	Ownership of Property
Schedule 3.09	—	Intellectual Property
Schedule 3.13	—	ERISA Matters
Schedule 3.15	—	Subsidiaries
Schedule 3.24	—	Insurance
Schedule 6.01(b)	—	Existing Indebtedness
Schedule 6.02(f)	—	Existing Liens
Schedule 6.13	—	Existing Negative Pledges
Schedule 7(g)(v)	—	Liability under Multiemployer Plans
Schedule 7(g)(vi)	—	Required Payments to Employee Welfare Benefits Plans
Schedule 7(g)(vii)	—	Required Payments to Defined Benefit Plans

EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Loan Parties’ U.S. Counsel
Exhibit B-2	—	[Intentionally omitted]
Exhibit C	—	[Intentionally omitted]
Exhibit D	—	[Intentionally omitted]
Exhibit E	—	[Intentionally omitted]
Exhibit F-1	—	Form of Borrowing Subsidiary Agreement
Exhibit F-2	—	Form of Borrowing Subsidiary Termination
Exhibit G-1	—	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit G-2	—	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit G-3	—	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit G-4	—	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit H	—	Compliance Certificate

TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of March 27, 2023, among LKQ CORPORATION, the SUBSIDIARY BORROWER from time to time party hereto, the LENDERS from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
WHEREAS, the Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrowers.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE 1
Definitions
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Acquired Person or Business” means either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary ~~of the Company~~ acquired by the Company or a Subsidiary or (y) any such Person which shall, as a result of the acquisition of the Capital Stock of such Person, become a Subsidiary ~~of the Company~~ (or shall be merged or amalgamated with and into the Company or another Subsidiary ~~of the Company~~, with the Company or such Subsidiary being the surviving or continuing Person).
“Acquisition” means the purchase or other acquisition (in a single transaction or a series of related transactions) of Property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will be part of, a Subsidiary ~~of the Company~~ (including as a result of a merger, amalgamation or consolidation).
“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.
“Administrative Agent” means Wells Fargo Bank, National Association (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Foreign Subsidiary” means any Foreign Subsidiary ~~(and any Subsidiary of a Foreign Subsidiary)~~ to the extent such Foreign Subsidiary being liable for the Obligations of the Company or any Subsidiary (whether by way of a guarantee, joint and several liability, or otherwise) would cause a Deemed Dividend Problem or any other adverse tax consequence under applicable law to any Loan Party as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors and the Administrative Agent and its counsel.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Aggregate Consideration” means, with respect to any Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Company or any of its Subsidiaries in connection with such Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of the Company and its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Company), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Acquisition to the extent permitted by Section 6.01, and (iii) the Fair Market Value of all other consideration (other than the Company’s common stock) payable in connection with such Acquisition.
“Amendment No. 2 Effective Date” means June 20, 2025.
“Amendment No. 3 Effective Date” means November 26, 2025.
“Amendment No. 4 Effective Date” means December 17, 2025.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the Corruption of Foreign Public Officials Act (Canada), as amended, and the rules and regulations thereunder and the Bribery Act 2010 (UK) as in effect from time to time in the United Kingdom.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and the Canadian AML Acts.

“Applicable Payment Office” means the office, branch, affiliate or correspondent bank of the Administrative Agent for Canadian Dollars as specified from time to time by the Administrative Agent to the Company and each Lender.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage equal to a fraction the numerator of which is such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments of all Lenders at such time (or, if the Commitments have terminated or expired at such time, the Applicable Percentages shall be determined based upon the Loans outstanding at such time); provided that in the case of Section 2.25 when a Defaulting Lender shall exist, any such Defaulting Lender’s Loans shall be disregarded in the calculation.
“Applicable Rate” means, for any day, with respect to any Term CORRA Loan or any Canadian Prime Rate Loan, the applicable rate per annum set forth on the Pricing Schedule under the caption “Term CORRA Spread” or “Canadian Prime Rate Spread”, as the case may be, based upon the Status applicable on such date.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Arrangement Agreement” means that certain Arrangement Agreement dated as of February 26, 2023 by and among the Company, 9485-4692 Quebec Inc. and Uni-Select.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Attributable Debt” means, in respect of any Sale-Leaseback Transaction, at the time of determination, the present value (discounted at the rate of interest then borne by the Loans and compounded annually, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended); provided that if such Sale-Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations” set forth in this Section 1.01.
“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, ~~(a)~~ if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement ~~or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case~~, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or then-current Benchmark, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Canadian Dollars at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement ~~for any applicable Available Tenor~~, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Canadian Dollars at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, ~~any~~all Available ~~Tenor~~Tenors of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the central bank applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, ~~any~~all Available ~~Tenor~~Tenors of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” as defined in (ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company ~~or the Subsidiary Borrower, as the case may be~~.
“Borrower Materials” has the meaning assigned thereto in Section 9.01(d).
“Borrowing” means Loans of the same Type made on the same date in respect of the same Borrower and as to which a single Interest Period is in effect.
“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.
“Bridge Commitment Letter” means that certain commitment letter, dated February 26, 2023, among Bank of America, N.A., BofA Securities, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and the Company, as amended, supplemented or otherwise modified from time to time.

“Bridge Facility” means the 364-day unsecured bridge term loan facility contemplated by the Bridge Commitment Letter.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed, (b) is not a day on which commercial banks in Charlotte, North Carolina are closed and (c) is not a day on which commercial banks are required or authorized by law to close in Toronto, Canada.
“Calculation Period” means, with respect to any Specified Transaction, the period of four consecutive fiscal quarters of the Company most recently ended on or prior to the date of such Specified Transaction for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.01).
“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).
“Canadian Dollars” or “Cdn. $” means the lawful currency of Canada.
“Canadian Holding Companies” means, collectively, 1323352 Alberta ULC, an unlimited liability company organized under the laws of the province of Alberta, and 1323410 Alberta ULC, an unlimited liability company organized under the laws of the province of Alberta.
“Canadian Prime Rate” means the annual rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) announced by the Administrative Agent as its reference rate for commercial loans made by it in Canadian Dollars to Canadian customers and designated in Canada as its “prime rate” or “Canadian prime rate” (the “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, which is used as a reference point for pricing some loans and may be priced at, above or below such announced rate, and any change in the prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change). For the avoidance of doubt, if the Canadian Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Canadian Prime Rate Loan” means any Loan bearing interest at a rate based on the Canadian Prime Rate.
“Canadian Subsidiary” means any Subsidiary of the Company organized under the laws of Canada or any province or territory thereof.
“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures made by such Person during such period for the acquisition or leasing

(pursuant to a capital lease) of fixed or capital assets or additions to equipment or software (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP for such period on a balance sheet of such Person.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Captive Insurance Subsidiary” means any Wholly Owned Subsidiary that (i) is maintained as a special purpose self- insurance subsidiary, (ii) is designated by the Company as a “Captive Insurance ~~Company~~Subsidiary” as provided ~~below~~in the last sentence of this definition, and (iii) in respect of which (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (x) is guaranteed by the Company or any ~~other~~ Subsidiary ~~of the Company~~, (y) is recourse to or obligates the Company or any ~~other~~ Subsidiary ~~of the Company~~ as a guarantor or co- obligor in any way or (z) subjects any property or asset of the Company or any ~~other~~ Subsidiary ~~of the Company~~, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (b) neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) neither the Company nor any ~~other~~ Subsidiary ~~of the Company~~ has any obligation to maintain or preserve such ~~entity’s~~Wholly Owned Subsidiary’s financial condition or cause such ~~entity~~Wholly Owned Subsidiary to achieve certain levels of operating results. Any ~~such~~ designation by any Wholly Owned Subsidiary as a “Captive Insurance Subsidiary” pursuant to clause (ii) of this definition shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A ~~2~~-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and (h) in the case of the Subsidiary Borrower or any Foreign Subsidiary only, cash equivalents satisfying the requirements of clauses (a), (b), (e), (f) or (g) of this definition (but for such purpose, treating references therein to the United States government or any such state, commonwealth or territory thereof as a reference to the applicable foreign government or any province, state or subdivision thereof).
“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, requirement, guideline or directive (whether or not having the force of law) of any Governmental Authority made, implemented or issued after the Effective Date; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulations (such as the European Market and Infrastructure Regulation and other regulations related thereto) and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) ~~5~~-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Company; (b) the board of directors of the

Company shall cease to consist of a majority of Continuing Directors; (c) a Specified Change of Control; or (d) the Company shall cease to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the outstanding Capital Stock of the Subsidiary Borrower.
“Closing Date” means the date on which the Enterprise Registrar (as defined in the Arrangement Agreement) issues the Certificate of Arrangement (as defined in the Arrangement Agreement) in respect of the Uni-Select Acquisition.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Loan to the account of the Company hereunder on the Funding Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (as in effect on the Funding Date) as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Loans. The aggregate Commitment of all Lenders on the Amendment No. 4 Effective Date ~~shall be~~is Cdn. $700,000,000. ~~The Commitment of each Lender as of the Effective Date is set forth opposite the name of such Lender on Schedule 2.01.~~
“Commodity Exchange Act” means the U.S. Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.
“Company” means LKQ Corporation, a Delaware corporation.
“Compliance Certificate” means a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit H.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01(d), including on the Platform.
“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Canadian Prime Rate”, the definition of “Interest Period”, the definition of “Interest Payment Date”, or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” means, as to any Person for any period, Consolidated Net Income of such Person and its ~~Subsidiaries~~subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its ~~Subsidiaries~~subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary, non-recurring or unusual expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) transaction fees and expenses and post-acquisition purchase price adjustments in respect of Acquisitions and Dispositions (whether or not such transaction is undertaken but not completed), all to the extent such fees, expenses and adjustments are required to be treated as an expense under GAAP, (g) transaction fees and expenses in respect of any offering of Equity Interests, investments, dividend, distribution, return of capital, recapitalization or the incurrence of Indebtedness, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, (i) including any such transactions consummated prior to the Amendment No. 4 Effective Date and (ii) whether or not such transaction is undertaken but not completed), (h) mark-to-market costs for ~~swap agreements~~Swap Agreements that became ineffective in connection with the repayment and termination of the credit agreement dated as of March 25, 2011 by and among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association as administrative agent (as amended, modified from time to time prior to January 5, 2023) (the “Terminated Credit Agreement”) on January 5, 2023 (the “Termination Effective Date”), (~~h~~i) financing cost write-offs associated with the repayment and termination of Terminated Credit Agreement on the Termination Effective Date, and (~~i~~j) any other non-cash charges and expenses, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (I) any extraordinary, non-recurring or unusual income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (II) mark-to-market income for ~~swap agreements~~Swap Agreements that become ineffective in connection with the repayment and termination of the Terminated Credit Agreement on the Termination Effective Date and (III) any other non-cash income, all as determined on a consolidated basis; provided that for purposes of determining the Consolidated EBITDA of the Company and its consolidated Subsidiaries for any period (a “Determination Period”), “Consolidated EBITDA” for such Determination Period shall be determined as otherwise provided above and adjusted by adding thereto (i) the amount of net cost savings (excluding any items that the Company includes as Non-Specified Restructuring Charges and Adjustments) projected by the Company in good faith to be realized in connection with an Acquisition (calculated on a ~~pro forma basis~~Pro Forma Basis as though such cost savings had been realized on the first day of such Determination Period), net of the amount of actual benefits realized during such Determination Period related to such cost savings and expenses, provided, however, that (A) such cost savings are reasonably identifiable, factually supportable and actually achievable (in the good faith judgment of the Company) within 18 months after the last day of the first Determination Period in which the Company adds back such cost saving pursuant to this clause (i), and (B) any add backs pursuant to this clause (i) shall be made within 36 months after the consummation of the Acquisition, (ii) any Non-Specified Restructuring Charges and Adjustments of the Company and its Subsidiaries for such Determination Period and (iii) the amount of net income of the consolidated Subsidiaries of the Company for any such period that is attributable to non-controlling interests held by unaffiliated third parties in such consolidated Subsidiaries to the extent such net income has not been distributed by the applicable Subsidiary; provided further that (x) the aggregate amount of net cost savings described in clause (i) above in any Determination Period shall not exceed 10.0% of Consolidated EBITDA of the Company and its Subsidiaries for such Determination Period (for such purposes, as determined as provided in this definition without regard to the preceding proviso but otherwise on a Pro Forma Basis to the extent provided herein) and (y) for any Determination Period, the sum of the aggregate amount of net cost savings described in clause (i) above in such Determination Period, Non-Specified Restructuring Charges and Adjustments in such Determination Period, and the aggregate amount of Non-Regulation S-X Adjustments attributable to such Determination Period, shall not exceed 15.0% of Consolidated EBITDA of the Company and its Subsidiaries for such Determination Period (for such purposes, as determined as provided in this definition without regard to the preceding proviso but otherwise on a Pro Forma Basis to the extent provided herein).
“Consolidated Interest Expense” means, as to any Person for any period, the sum of (x) total interest expense (including ~~that~~interest expense attributable to Capital Lease Obligations but excluding write-offs associated with the repayment and termination of the Terminated Credit Agreement on the Termination Effective Date) of such Person and its Subsidiaries for such period with respect to (A) all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) and (B) the interest component of all Attributable Receivables Indebtedness of such Person and its Subsidiaries for such period minus (y) interest income of such Person and its Subsidiaries for such period.
“Consolidated Net Income” means, as to any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Company and its consolidated Subsidiaries for any period, there shall be excluded (a), except for determinations required to be made on Pro Forma Basis, the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or amalgamated or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income (or loss) is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary ~~of the Company~~ to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date (which for clarification, includes right of use assets).
“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries outstanding at such date, determined on a consolidated basis in accordance with GAAP (~~it being understood, for avoidance of doubt,~~provided that (i) ~~the undrawn portion of any outstanding~~ letters of credit issued pursuant to the Multicurrency Credit Agreement and Indebtedness in respect of any bilateral letters of credit or bank guaranties permitted under Section 6.01, in each case, shall not be included in the determination of “Consolidated Total Indebtedness” and (ii) for the avoidance of doubt, all Attributable Receivables Indebtedness shall be included in the determination of “Consolidated Total Indebtedness”).
“Continuing Directors” means the directors of the Company on the Effective Date, after giving effect to the transactions contemplated hereby, and each other director of the Company, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended or approved by at least a majority of the then Continuing Directors.
“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average, as administered and published by the CORRA Administrator.
“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Term CORRA Reference Rate).
“Credit Party” means the Administrative Agent and each Lender.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Insolvency Act 1986 (UK), where applicable as amended by the Enterprise Act 2003 (UK), the EU Regulation 2015/848 in insolvency proceedings (recast), the Companies Act 2006 (UK), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.
“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Person’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case, as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become (or whose Parent has become) the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (in one transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise); and the terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, the term “Disposition” shall not include any sale or issuance by the Company of its Capital Stock.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Maturity Date in effect at such time; provided that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the 91st day after the Maturity Date in effect at such time shall not constitute Disqualified Equity Interests.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Documentation Agent” means each of ~~Capital One Bank, N.A.,~~ MUFG Bank, Ltd., PNC Bank, National Association and Truist Bank in its capacity as a documentation agent for the credit facilities evidenced by this Agreement.
“Dollar Amount” means, subject to Section 1.07, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Foreign Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“Dormant Subsidiaries” means the inactive Subsidiaries of the Company on the Effective Date, as set forth on Schedule 1.01.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which all of the conditions specified in Section 4.01 shall first be satisfied (or waived).
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
~~“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.~~
“Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, including England and Wales, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
“Environmental Liability” means any liability, contingent or absolute (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“Equivalent Amount” means, subject to Section 1.07, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Foreign Currency as determined by the Administrative Agent in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“Erroneous Payment” has the meaning assigned thereto in Section 9.23(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.23(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 9.23(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.23(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article 7.
“Excluded Acquired Subsidiary” means any Subsidiary that is an obligor in respect of any secured Indebtedness that was incurred or assumed by the Company or any Subsidiary at the time such Excluded Acquired Subsidiary became a Subsidiary of the Company.

“Excluded Non-Wholly Owned Subsidiary” has the meaning assigned to such term in Section 5.09(d).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:
(a)    income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;
(b)    any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;
(c)    in the case of a Non-U.S. Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Non-U.S. Lender with respect to an applicable interest in a Loan or Commitment resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Taxes pursuant to Section 2.17(a);
(d)    any Taxes attributable to a Lender’s failure to comply with Section 2.17(f); and
(e)     any U.S. federal withholding Taxes imposed under FATCA.
“Fair Market Value” means, with respect to any asset (including any Capital Stock of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Company, or the Subsidiary ~~of the Company~~ selling such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into among Governmental Authorities pursuant to the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing the foregoing.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1\100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means each of the (i) Term Loan Agency Fee Letter dated as of February 27, 2023 between the Company and the Administrative Agent and (ii) the Term Loan Fee Letter dated as of February 27, 2023 between the Company, Bank of America, N.A., BofA Securities, Inc., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC.
“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).
“Floor” means a rate of interest equal to 0.0%.
“Foreign Currency” means Canadian Dollars.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“FSCO” means the Financial Services Commission of Ontario, or other similar body of another Canadian jurisdiction.
“Funding Date” means the date on which all of the conditions specified in Section 4.02 shall first be satisfied (or waived), which shall be the date that is one Business Day prior to the date that Uni-Select files the Articles of Arrangement with the Enterprise Registrar (both terms as defined in the Arrangement Agreement).
“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and including, for the avoidance of doubt, the Council of Ministers of the European Union, the Financial Conduct Authority (acting in accordance with Part 6 of the Financial Services and Markets Act 2000 (UK)) and the Prudential Regulatory Authority.
“Guarantee Agreement” means the Guaranty dated as of the Effective Date (or such other date as required by the terms hereof) and executed and delivered by the applicable Loan Parties, as the same may be amended, restated, supplemented, replaced and/or otherwise modified from time to time.
“Guarantee Obligation” means, with respect to any Person (the “guaranteeing person”), any obligation of such guaranteeing person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i)to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Company or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (d) all Capital Lease Obligations, Synthetic Lease Obligations or Attributable Debt of such Person, (e) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (f) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (g) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or- pay and similar obligations (other than current trade accounts payable in the ordinary course) (including any trade payables that are current but may be classified as indebtedness in accordance with GAAP), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the Property to which such Lien relates), (j) for the purposes of Article 7(e) only, all obligations of such Person in respect of Hedge Agreements, and (k) all Attributable Receivables Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including, without limitation, any Joint Venture or other joint venture in which such Person has a controlling ownership interest or any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent” means pertaining to a condition of Insolvency.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property (whether or not written), whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service- marks, trade names, franchises, domain names, technology, inventions, know-how and processes, recipes, formulas, trade secrets, trade secret licenses, proprietary information (including, but not limited to, rights in computer programs and databases), and permits, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.19(b).
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means, (a) as to any Canadian Prime Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any Term CORRA Loan, the last day of each Interest Period therefor and the Maturity Date.
“Interest Period” means, as to any Term CORRA Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term CORRA Loan and ending on the date one (1) or three (3) months thereafter, in each case as selected by a Borrower in its Interest Election Request and subject to availability.
“IRS” means the United States Internal Revenue Service.
“Joint Venture” means, as of any date of determination and subject to the final sentence of this definition, (a) any UK Joint Venture or (b) any other Person which (i) would constitute an “equity method investee” of the Company or any of its Subsidiaries, or in whom the Company or any of its Subsidiaries beneficially owns any Equity Interests of such Person (to the extent such Person is not a Subsidiary, or which otherwise constitutes a bona fide joint venture arrangement with a third party that is not an Affiliate of the Company (it being understood and agreed that any subsidiary of a Person described in this clause (b) at the applicable time of determination shall also constitute a Joint Venture at such time) and (ii) has been designated as a “Joint Venture” by the Company pursuant to a written notice to the Administrative Agent; provided that no Person may be designated as a Joint Venture pursuant to this clause (b) if at the time of such designation or immediately after giving effect (including giving effect on a Pro Forma Basis) thereto, (A) an Event of Default then exists or would result therefrom or (B) the designation of such Person as a Joint Venture would cause the Consolidated EBITDA or Consolidated Total Assets attributable to all Joint Ventures (including the proposed Joint Venture subject to such designation) and their respective subsidiaries, taken as a whole, to exceed the applicable JV Materiality Threshold (as defined below); provided further that in no event shall any Joint Venture (1) own Equity Interests in any Loan Party or Subsidiary, (2) hold any Indebtedness owing by any Loan Party or Subsidiary, (3) hold a Lien on any property of a Loan Party or any Subsidiary, or (4) own any intellectual property or other assets material to the business of the Company and its Subsidiaries (provided that the Company and its Subsidiaries may grant non-exclusive licenses of any intellectual property to any Joint Venture in the ordinary course of business so long as the Company and its Subsidiaries retain the beneficial ownership and substantially the same rights to use such intellectual property as held prior to such license). Notwithstanding anything in this Agreement to the contrary (and except for purposes of Sections 5.01(a), 5.01(b) and 5.02(b)(ii)(III) and this definition of “Joint Venture” (in each case, including, for the avoidance of doubt, for purposes of determining compliance with any terms and conditions set forth in this definition or such Sections and any related defined terms used herein for such purposes)), a Joint Venture shall be deemed not to be a Subsidiary for purposes of this Agreement or any other Loan Document, in each case, during the period commencing on (and including) the Amendment No. 3 Effective Date (in the case of SYNETIQ and its subsidiaries), the Amendment No. 4 Effective Date (in the case of Cedar EV and its subsidiaries) or the date of designation of the appliable Person as a Joint Venture in accordance with this definition (in the case of any other Joint Venture), and ending on (and excluding) the earliest of (X) such date (if any) on which the applicable Joint Venture becomes a Wholly-Owned Subsidiary of the Company or any of its Subsidiaries, (Y) such date (if any) on which the Company delivers written notice to the Administrative Agent designating such Person as a “Subsidiary” and (Z) such date (if any) such Person is designated as a “Subsidiary” in accordance with the following sentence. Notwithstanding the foregoing, if at any time (I) the aggregate amount of Consolidated EBITDA of the Company and the Subsidiaries on a consolidated basis (with Consolidated Net Income and any other GAAP terms included in the components of Consolidated EBITDA determined in accordance with GAAP (for the most recently ended period of four consecutive fiscal quarters of the Company for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.01(a) or (b)))) that is attributable to the Joint Ventures and their respective subsidiaries, taken as a whole, exceeds five percent (5.0%) of such Consolidated EBITDA for such period or (II) the aggregate amount of Consolidated Total Assets (as of the last day of such most recently ended period of four consecutive fiscal quarters) that is attributable to the Joint Ventures and their respective subsidiaries, taken as a whole, exceeds five percent (5.0%) of Consolidated Total Assets as of such day (either of the foregoing clauses (I) and (II), a “JV Materiality Threshold”), then in any such case, the Company (or, in the event the Company has failed to do so within ten (10) days, after the Administrative Agent’s request therefor, the Administrative Agent) shall designate sufficient Joint Ventures as “Subsidiaries”, in each case, to eliminate such excess, and such designated Joint Ventures shall for all purposes of this Agreement constitute “Subsidiaries” and no longer constitute Joint Ventures, in each case, from and after the applicable date of such designation.

“Lead Arrangers” shall mean ~~BofA Securities, Inc.,~~ Wells Fargo Securities, LLC, ~~Capital One Bank, N.A~~BofA Securities, Inc., MUFG Bank, Ltd., PNC Capital Markets LLC and Truist Securities, Inc.
“Lenders” means the Persons listed on Schedule 2.01 (or, if the Commitments have terminated or expired, a Person holding Loans) and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Guarantee Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement and all other agreements, instruments, documents and certificates executed to, or in favor of, the Administrative Agent or any Lenders, including all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means Toronto, Canada local time unless otherwise notified by the Administrative Agent).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.
“Material Environmental Amount” means an amount or amounts payable by the Company and/or any of its Subsidiaries, in the aggregate in excess of $150,000,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any

Hazardous Material; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.
“Material Indebtedness” means any Indebtedness in an aggregate principal amount equal to or greater than $100,000,000.
“Maturity Date” means ~~the date that is three years after the Funding Date~~March 17, 2029; provided, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc.
“Multicurrency Credit Agreement” means that certain Credit Agreement, dated as of January 5, 2023 by and among the Company, the other subsidiary borrowers from time to time party thereto, the lenders party thereto and the Administrative Agent, as amended by Amendment No. 1 to Credit Agreement dated June 5, 2024, as amended by Amendment No. 2 to Credit Agreement dated May 2, 2025, as amended by Amendment No. 3 to Credit Agreement dated June 20, 2025, as amended by Amendment No. 4 to Credit Agreement dated November 26, 2025, as amended by Amendment No. 5 to Credit Agreement dated December 17, 2025, and as further amended, restated, amended and restated, modified or supplemented from time to time.
“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Regulation S-X Adjustment” has the meaning provided in the definition of “Pro Forma Basis”.
“Non-Specified Restructuring Charges and Adjustments” means (i) any non-recurring and one-time costs and expenses included by the Company and its Subsidiaries when determining Consolidated EBITDA for any Calculation Period in connection with any Acquisition (including, without limitation, charges relating to facility closures and the consolidation, relocation or elimination of operations, severance costs and other costs incurred in connection with the termination, relocation and training of employees, elimination or restatement of rent, reduction or elimination of salaries and compensation, and such other charges, costs and expenses identified to the Administrative Agent), and (ii) certain other reasonable adjustments made in connection with an Acquisition and identified to the Administrative Agent (including adjustments for cost of goods to a GAAP-based costing method for salvage vehicles and adjustments for unreported revenue of an Acquired Person or Business that can be reasonably verified).
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Non-US Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program subject to the PBA, or maintained in any non-US jurisdiction (other than Canada), which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and which is not subject to ERISA or the Code, and to which a Borrower or any of its Subsidiaries has, or may have, any liability.
“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the Amendment No. 4 Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04.
“Patriot Act” has the meaning assigned to such term in Section 9.13.
“PBA” means the Pension Benefits Act (Ontario) and all regulations thereunder, as amended from time to time, and any successor or similar legislation of another Canadian jurisdiction.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permits” means the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, and rights of way.
“Permitted Factoring Transaction” means any factoring transaction entered into by the Company or any Subsidiary with respect to Receivables originated by the Company or such Subsidiary in the ordinary course of business.
“Permitted Liens” means the Liens permitted by Section 6.02.
“Permitted Priority Debt” means, at any time, the sum of the aggregate outstanding principal amount of (a) all unsecured Indebtedness of the Subsidiaries ~~of the Company~~ at such time (other than (i) any unsecured Indebtedness of a Loan Party, (ii) any unsecured intercompany Indebtedness among Wholly Owned Subsidiaries of the Company, (iii) unsecured Indebtedness of a Wholly Owned Subsidiary of the Company owed to the Company, and (iv) Indebtedness permitted under Section 6.01(b)) and (b) all Indebtedness of the Company and its Subsidiaries at such time that is secured by a Lien on any asset of the Company or any of its Subsidiaries (other than Indebtedness permitted under Section 6.01(b)).
“Permitted Receivables Facility” means the receivables facility or facilities permitted to be incurred under Sections 6.01 and 6.02 and created under the Permitted Receivables Facility Documents, providing for the sale, transfer or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, transfer or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue or convey purchaser interests, investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to acquire the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case, as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred, sold or pledged to a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold or pledged to a Receivables Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Company and its Subsidiaries which are made pursuant to a Permitted Receivables Facility.
“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case, as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement unless otherwise consented to by the Administrative Agent, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Permitted Receivables Related Assets” means any assets that are customarily sold, transferred or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company, any of its Subsidiaries or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance an

Acquisition (“Specified Financing Indebtedness”)) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except (A) to the extent accompanied by a corresponding permanent commitment reduction or (B) for any repayment of Specified Financing Indebtedness to the extent (1) repaid during such Calculation Period, regardless of whether it is or is not accompanied by a corresponding permanent commitment reduction and (2) incurred prior to the applicable Specified Transaction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or repaid on the first day of such Calculation Period and (z) any Acquisition or any Significant Asset Sale then being consummated as well as any other Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:
(i)    all Indebtedness (x) (other than revolving Indebtedness, except Specified Financing Indebtedness shall be included to the extent provided herein) incurred or issued on or after the first day of the relevant Calculation Period (whether incurred to finance an Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and, subject to the immediately succeeding clause (y), remain outstanding through the date of determination and (y)(other than revolving Indebtedness, except (A) to the extent accompanied by a corresponding permanent commitment reduction or (B) to the extent it is Specified Financing Indebtedness which shall be included to the extent provided herein) permanently retired, repaid, refinanced or redeemed on or after the first day of the relevant Calculation Period shall be deemed to have been retired, repaid, refinanced or redeemed on the first day of such Calculation Period and remain retired, repaid, refinanced or redeemed through the date of determination;
(ii)    all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates applicable at the time the determination is made in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding); and
(iii)    in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Acquisition (subject to the proviso at the end of the definition of Consolidated EBITDA) or any Significant Asset Sale if effected during the respective Calculation Period as if same had occurred on the first day of the respective Calculation Period taking into account, in the case of any Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 and, subject to the limitations set forth in the definition of Consolidated EBITDA, such other cost savings and expenses as may be determined in good faith by the Company (any such other cost savings and expenses, “Non-

Regulation S-X Adjustments”), as if such cost savings or expenses were realized on the first day of the respective period.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keep well under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (i) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (ii) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.
“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise)).
“Receivables Entity” means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or

(iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Sellers” means the Company and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) the central bank for the Foreign Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Foreign Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31 or .32 of PBGC Reg. § 4043.

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of all outstanding Loans or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational (or incorporation, as applicable) or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, the president or the chief financial officer of the Company or the Subsidiary Borrower, as applicable or, with respect to compliance with financial covenants, the chief financial officer or the treasurer or chief accounting officer of the Company or the Subsidiary Borrower, as applicable. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Company.
“Revaluation Date” means, subject to Section 1.07, with respect to any Loan denominated in the Foreign Currency, each of the following: (i) the date of the borrowing of such Loan but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Administrative Agent shall determine.
“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks are closed for general business in Toronto; provided, that for purposes of notice requirements set forth in this Agreement, in each case, such day is also a Business Day.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale-Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of any real or personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (~~at the time of this Agreement~~as of the Amendment No. 4 Effective Date in particular, the so-called Donetsk People’s Republic, the so-called Luhansk

People’s Republic, the Crimea~~, Kherson and Zaporizhzhia regions~~ Region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).
“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the Canadian government, the United Nations Security Council, the European Union, a member state of the European Union, His Majesty’s Treasury of the United Kingdom, the Swiss State Secretariat for Economic Affairs SECO and the Swiss Directorate of International Law or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means economic or financial sanctions, sectoral sanctions, secondary sanctions, restrictions and anti- terrorism laws, or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the Canadian government, the United Nations Security Council, the European Union, a member state of the European Union, United Kingdom or His Majesty’s Treasury of the United Kingdom, the Swiss State Secretariat for Economic Affairs SECO and the Swiss Directorate of International Law or other relevant sanctions authority.
“Significant Asset Sale” means each Disposition of assets which yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) of at least $50,000,000.
“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“Solvent” means, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Arrangement Agreement Representations” means such of the representations and warranties made by Uni-Select with respect to Uni-Select and its Subsidiaries in the Arrangement Agreement that are material to the interests of the Lenders, but only to the extent that the Company (or any subsidiary or affiliate of the Company) have the right to terminate the Company’s (or its) obligations under the Arrangement Agreement, or decline to consummate the Uni-Select Acquisition, as a result of a breach of such representations and warranties in the Arrangement Agreement.
“Specified Change of Control” means a “change of control”, or like event, as defined in any indenture or other agreement governing Material Indebtedness.
“Specified Credit Agreement Representations” means the representations and warranties made in Sections 3.03(a) (with regard to the Borrowers and the Guarantors only), 3.04(a), 3.04(c), 3.05 (solely with respect to the violation of (i) the Certificate of Incorporation and By Laws or other organizational (or incorporation, as applicable) or governing documents and (ii) any agreement or instrument evidencing indebtedness for borrowed money of the Company in a principal or committed amount in excess of $250,000,000 (determined after giving effect to the Transactions), 3.07(b) (solely with respect to a Specified Default), 3.11 (limited to the first and third sentences thereof), 3.14 (limited to the first sentence thereof), 3.25(a) (limited to the Patriot Act) and 3.25(b).
“Specified Default” means an Event of Default with respect to Section 7(a) (solely with respect to payment of fees) or an Event of Default with respect to Section 7(f) (solely with respect to the Borrowers).
“Specified Representations” means the Specified Arrangement Agreement Representations and the Specified Credit Agreement Representations.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Specified Transaction” means, with respect to any period, any Acquisition, Significant Asset Sale incurrence or repayment of Indebtedness or other event expressly required to be calculated on a “Pro Forma Basis” pursuant to the terms of this Agreement.
“Spot Rate” means, subject to ~~Section 1.07~~Section 1.07, for ~~the Foreign Currency~~a currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such ~~Foreign Currency~~currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
“Subordinated Indebtedness” means any subordinated Indebtedness permitted to be incurred pursuant to Section 6.01 (other than subordinated Indebtedness evidenced by the Subordinated Intercompany Note).
“Subordinated Intercompany Note” means the Subordinated Intercompany Note dated as of the Effective Date and executed and delivered by the Company and its Subsidiaries, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Company. Notwithstanding the foregoing (and except for purposes of (i) Sections 5.01(a) and 5.01(b), and (ii) the definition of “~~UK~~ Joint ~~Ventures~~Venture” (including, for the avoidance of doubt, for purposes of determining compliance with any terms and conditions set forth in such definition and any related defined terms used therein for such purposes)), any ~~UK~~ Joint Venture shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement or any other Loan Document, in each case, to the extent and for so long as provided under the definition of “~~UK~~ Joint Venture” in this Section 1.01.
“Subsidiary Borrower” means, subject to the delivery of a Borrowing Subsidiary Agreement and the satisfaction of the other conditions precedent set forth in Section 4.03, LKQ Delaware LLP, a Delaware limited liability partnership having two Alberta unlimited liability companies as its partners. Notwithstanding the foregoing or anything to the contrary in this Agreement, as of the Amendment No. 4 Effective Date there is no Subsidiary Borrower and the Company is the only Borrower.
“Subsidiary Guarantor” means each Subsidiary that is party to the Guarantee Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Syndication Agent” means Bank of America, N.A. in its capacity as the syndication agent for the credit facility evidenced by this Agreement.
“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding RFR Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term CORRA Determination Day; and “Term CORRA Adjustment” means with respect to any Term CORRA Loan a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.29547%
Three months	0.32138%

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of the Administrative Agent, TSX Inc. or an affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or a successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term CORRA Loan” means a Loan that bears interest at a rate based on Adjusted Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Termination Date” means the earliest of (A) the “Outside Date” (as defined in the Arrangement Agreement as in effect on February 26, 2023, after giving effect to any extension thereof in accordance with the Arrangement Agreement as in effect on February 26, 2023), (B) the date of consummation of the Uni-Select Acquisition without the use of any Loans hereunder, (C) the date of the termination of the Arrangement Agreement by the Company in writing in accordance with its terms and (D) the termination of the Commitments in full pursuant to Section 2.09(c).
“Total Leverage Ratio” has the meaning assigned to such term in Section 6.19(a).
“Transactions” means (i) the Uni-Select Acquisition, (ii) the Uni-Select Refinancing, (iii) the incurrence by the Company of one or more series of senior unsecured notes through one or more public offerings or private placements to replace the Bridge Facility in connection with the Uni-Select Acquisition, (iv) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which any Loan Party is a party, the borrowing of Loans hereunder and the use of proceeds thereof and (v) the payment of the fees, costs and expenses incurred in connection with the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term CORRA or the Canadian Prime Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Joint Ventures” or “UK Joint Venture” means each of (~~i~~a) LKQ SYNETIQ Limited (f/k/a GPB123 Limited), a private limited company incorporated in England and Wales with company registration number 16298278 and having its registered office address at 1 1 London Street, Reading, Berkshire, United Kingdom, RG1 4PN (“SYNETIQ”), (~~ii~~b) Cedar EV Holdings Limited, a private limited company incorporated in England and Wales with company number 16591407 and having its registered office address at 307 Tarring Road, Worthing, West Sussex, United Kingdom, BN11 5JG and its wholly-owned subsidiary, Cedar EV Limited, a private limited company incorporated in England and Wales with company number 16647763 and having its registered office address at 307 Tarring Road, Worthing, West Sussex, United Kingdom, BN11 5JG (“Cedar EV”), and (~~iii~~c) to the extent SYNETIQ or Cedar EV, as applicable, constitutes a UK Joint Venture at the time of determination, any subsidiary of SYNETIQ or Cedar EV, as the case may be. ~~Notwithstanding anything in this Agreement to the contrary (and except for purposes of (x) Sections 5.01(a), 5.01(b) and 5.02(b)(ii)(III), and (y) this definition of “UK Joint Ventures” (in each case for clauses (x) and (y), including, for the avoidance of doubt, for purposes of determining compliance with any terms and conditions set forth in this definition or such Sections and any related defined terms used herein for such purposes)), a UK Joint Venture shall be deemed not to be a Subsidiary for purposes of this Agreement or any other Loan Document, in each case, during the period commencing on (and including) the Amendment No. 2 Effective Date (in the case of SYNETIQ and its subsidiaries) or the Amendment No. 3 Effective Date (in the case of Cedar EV and its subsidiaries), and ending on (and excluding) the earlier of (such earlier date with respect to any UK Joint Venture, the “UK JV Joinder Date” therefor): (a) such date (if any) on which the applicable UK Joint Venture becomes a Wholly-Owned Subsidiary of the Company or any of its Subsidiaries; and (b) such time (if any) that SYNETIQ (to the extent constituting a UK Joint Venture on such date of determination), Cedar EV (to the extent constituting a UK Joint Venture on such date of determination) and their respective subsidiaries, taken as a whole, (i) contributed greater than five percent (5.0%) of Consolidated EBITDA of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP for the most recently ended period of four consecutive fiscal quarters of the Company for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.01(a) or (b)) or (ii) contributed greater than five percent (5.0%) of Consolidated Total Assets as of the last day of such most recently ended period of four consecutive fiscal quarters; provided that, prior to the UK JV Joinder Date for the applicable UK Joint Venture, no UK Joint Venture may (A) own Equity Interests in any Loan Party or Subsidiary, (B) hold any Indebtedness owing by any Loan Party or Subsidiary, (C) hold a Lien on any property of a Loan Party or any Subsidiary, or (D) own any intellectual property or other assets material to the business of the~~

~~Company and its Subsidiaries. For the avoidance of doubt, the Company and its Subsidiaries may grant non-exclusive licenses of any intellectual property to any UK Joint Venture, in the ordinary course of business so long as the Company and its Subsidiaries retain the beneficial ownership and substantially the same rights to use such intellectual property as held prior to such license.~~
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uni-Select” means Uni-Select Inc., a corporation existing under the laws of the Province of Quebec.
“Uni-Select Acquisition” means the acquisition by the Company, directly or indirectly, of all of the outstanding capital stock of Uni-Select.
“Uni-Select Refinancing” means (i) the repayment in full of all principal, interest and fees outstanding under the Second Amended and Restated Credit Agreement, dated as of December 6, 2021 (as amended on August 15, 2022), among Uni-Select, the lenders and other parties from time to time party thereto and National Bank of Canada, as administrative agent and (ii) the settlement of any conversion or repurchase obligations arising under the 6.00% convertible senior subordinated unsecured debentures due December 18, 2026, issued pursuant to that certain Trust Indenture between Uni-Select and AST Trust Company (Canada), as debenture trustee, dated as of December 18, 2019.
“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“U.S. Person” means ~~a “~~any United States ~~person” within the meaning of Section 7701(a)(30) of the Code.~~citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth)

that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. Except as otherwise expressly provided hereunder, any reference to a “Wholly Owned Subsidiary” means a Wholly Owned Subsidiary of the Company.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term CORRA Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term CORRA Borrowing”).
Section 1.03.    Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws) and, in the case of any such statute, any rules and regulations promulgated thereunder, (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    [Reserved].
(c)    Notwithstanding anything herein to the contrary, the definition of “Obligations” shall not create any guarantee by any Loan Party of (i) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party or (ii) any Obligation to the extent that a guarantee by such Loan Party of such Obligation would make such Loan Party an Affected Foreign Subsidiary.
Section 1.04.    [Reserved]
Section 1.05.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (c) without giving effect to any changes in GAAP occurring after December 1, 2017, the effect of which would be to cause leases which would be treated as operating leases under GAAP as of December 1, 2017 to be treated as capital leases under GAAP.
Section 1.06.    Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
Section 1.07.    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent shall determine the Dollar Amount of each Loan denominated in Foreign Currencies. Such Dollar Amount shall become effective as of such Revaluation Date and shall be the Dollar Amount of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of the Foreign Currency for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent.
(b)    Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of Loans, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Equivalent Amount of such Dollar Amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
(c)    [Reserved].
(d)    Notwithstanding the foregoing provisions of this Section 1.07 or any other provision of this Agreement, in connection with Canadian Prime Rate Loans, the Spot Rate on each date of borrowing by such Borrower shall be the Spot Rate in effect as of the Revaluation Date applicable to the first conversion to any such Canadian Prime Rate Loans, as applicable, by such Borrower (or, if applicable, any later Revaluation Date pursuant to clause (a)(iii) of the definition of “Revaluation Date”).

Section 1.08.    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Canadian Prime Rate, Term CORRA, Term CORRA Reference Rate, Adjusted Term CORRA or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Canadian Prime Rate, Term CORRA, Term CORRA Reference Rate, Adjusted Term CORRA, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.09.    Divisions. For all purposes under the Loan Documents, in connection with any Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE 2
The Credits
Section 2.01.    Commitments and Loans. Subject solely to the occurrence of the Funding Date, each Lender with a Commitment (severally and not jointly) agrees to make a Loan to the Company or the Subsidiary Borrower in Canadian Dollars on the Funding Date in an amount equal to the amount of such Lender’s applicable Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

Section 2.02.    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of Canadian Prime Rate Loans or Term CORRA Loans as the Company may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or branch office or Affiliate of such Lender to make such Loan (and in the case of a branch office or an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such branch office or Affiliate to the same extent as to such Lender); provided that (A) any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement and (B) such option may, if any Lender so requires, be exercised by delivering to the Administrative Agent a joinder signature page to this Agreement executed by such branch or Affiliate in form and substance satisfactory to the Administrative Agent.
(c)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request or to elect to continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03.    Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the Subsidiary Borrower, shall notify the Administrative Agent of such request by telephone or written notice (via a written Borrowing Request in a form consistent with Section 4.02(d) and signed by such Borrower, or the Company on its behalf) not later than 11:00 a.m., Local Time, three (3) RFR Business Days prior to the proposed Borrowing in the case of a Term CORRA Borrowing or not later than 11:00 a.m., Local Time, one (1) Business Day prior to the proposed Borrowing in the case of a Canadian Prime Rate Borrowing (which notice, in each case, may be conditioned on the occurrence of the Funding Date). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by electronic delivery or facsimile to the Administrative Agent of a written Borrowing Request (each such telephonic and written Borrowing Request may be conditioned on the occurrence of the Funding Date notwithstanding that such notice is irrevocable), in a form consistent with Section 4.02(d) and signed by the applicable Borrower, or the Company on behalf of the Subsidiary Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount and currency of the requested Borrowing and the applicable Borrower;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be a Canadian Prime Rate Loan or a Term CORRA Borrowing;

(iv)    the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no Interest Period is specified with respect to any requested Term CORRA Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    [Reserved].
Section 2.05.    [Reserved].
Section 2.06.    [Reserved].
Section 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it on the Funding Date as provided in Section 2.01. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account as designated by such Borrower in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to Canadian Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.
Section 2.08.    Interest Elections. (a) Each Borrowing initially shall be of Term CORRA Loans denominated in Canadian Dollars and shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect Interest Periods therefor, as provided in this Section.
(b)    To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by telephone or irrevocable written notice by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing or (ii) elect an Interest Period for Term CORRA Loans that does not comply with Section 2.02(c).
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies;
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
(iii)    the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Term CORRA Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall automatically continue as a Term CORRA Borrowing with an Interest Period of one month unless such Term CORRA Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing, unless repaid, each Term CORRA Borrowing shall automatically be continued as a Term CORRA Borrowing with an Interest Period of one month.

Section 2.09.    Termination and Reduction of Commitments. (a) If the Funding Date occurs, the Commitments shall be automatically and permanently reduced to zero upon the borrowing of the Loans on the Funding Date. Otherwise, the Commitment of each Lender shall automatically be terminated in full on the Termination Date.
(b)    The Company may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 Cdn. and not less than $5,000,000 Cdn.
(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.10.    Repayment and Amortization of Loans; Evidence of Debt.
(a)    The Company shall repay all unpaid Loans in Canadian Dollars on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11.    Prepayment of Loans.
(a)    Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the Subsidiary Borrower, shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder, not later than 11:00 a.m., Local Time four (4) RFR Business Days, in each case before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is not less than $1,000,000 Cdn. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (A) accrued interest to the extent required by Section 2.13 and (B) break funding payments pursuant to Section 2.16. Amounts prepaid pursuant to this Section 2.11(a) may not be reborrowed.
(b)    If the Closing Date does not take place and the proceeds of the Loans are not applied in accordance with Section 3.18 within three (3) Business Days after the Funding Date, all Loans outstanding shall be immediately repaid provided that, such three (3) Business Day period may be extended up to ten (10) Business Days after the Funding Date by the Required Lenders upon the written request of the Borrower to the Administrative Agent. From the Funding Date until the Closing Date, the proceeds of the Loans shall be held in escrow by the Depositary (as defined in the Arrangement Agreement) in accordance with the Arrangement Agreement. Amounts prepaid pursuant to this Section 2.11(b) may not be reborrowed.
Section 2.12.    Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.175% per annum on the daily amount of the Commitment of such Lender during the period from and after the date that is the later of (i) May 26, 2023 and (ii) the Effective Date to but excluding the earlier of (i) the Funding Date and (ii) the Termination Date. Accrued commitment fees shall be payable in arrears on the earlier of the Funding Date and Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(c)    All fees payable hereunder shall be paid on the dates due, in Canadian Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.13.    Interest. (a) The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.
(b)    The Loans comprising each Term CORRA Borrowing shall bear interest at Adjusted Term CORRA for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraph of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(e)    All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Term CORRA, Term CORRA, the Term CORRA Reference Rate or Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14.    Alternate Rate of Interest; Laws Affecting Availability. (a) Subject to clause (c) below, in connection with any Term CORRA Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that if Adjusted Term CORRA is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Term CORRA for the applicable Interest Period with respect to a proposed Term CORRA Loan on or prior to the first day of such Interest Period, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to the Foreign Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) with respect to any Term CORRA Loan, the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered in the Foreign Currency to banks in the applicable offshore interbank market for the Foreign Currency, amount or Interest Period of such Term CORRA Loan, or (iv) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that if Adjusted Term CORRA is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Term CORRA does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Company. Upon notice thereof by the Administrative Agent to the Company, any obligation of the applicable Lenders to make Term CORRA Loans and any right of any Borrower to continue any Loan as a Term CORRA Loan shall be suspended (to the extent of the affected Term CORRA Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (iv), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) a Borrower may revoke any pending request for a borrowing of or continuation of Term CORRA Loans (to the extent of the affected Term CORRA Loans the affected Interest Periods) or, failing that, then such request shall be ineffective and (B) any outstanding affected Loans denominated in the Foreign Currency, at the applicable Borrower’s election, shall either (I) be converted into Canadian Prime Rate at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the applicable Borrower by the date that is the earlier of (x) three (3) Business Days after receipt by such Borrower of such notice or (y) the last day of the current Interest Period, such Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
(b)    Laws Affecting Term CORRA. If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain Term CORRA Loan, or to determine or charge interest based upon Term CORRA, the Term CORRA Reference Rate or Adjusted Term CORRA, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Company and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Company that the circumstances giving rise to such determination no longer exist, any obligation of the Lenders to make or maintain Term CORRA

Loans and any right of the Company to continue any Loan shall be suspended. Upon receipt of an Illegality Notice, the Company shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (A) convert all Term CORRA Loans to Canadian Prime Rate Loans on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term CORRA Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term CORRA Loans to such day. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Company may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term CORRA Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Company may revoke any pending request for a borrowing of or continuation of Term CORRA Loans, in each case, to be made or continued during any Benchmark Unavailability Period and, failing that, then such request shall be ineffective and (B) any outstanding affected Term CORRA Loans at the Company’s election, shall either (I) be converted into Canadian Prime Rate Loans at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that, if no election is made by the Company by the earlier of (x) the date that is three (3) Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period, the Company shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark that is a term rate is not an Available Tenor, the component of the Canadian Prime Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Canadian Prime Rate.
Section 2.15.    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or other assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)    impose on any Lender or the applicable offshore interbank market for the Foreign Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or
(iii)    subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or receipts (including value added or similar Taxes));
and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered (such compensation to be requested in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender after consideration of such factors as such Person then reasonably determines to be relevant).
(b)    If any Lender determines (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender after consideration of such factors as such Lender then reasonably determines to be relevant) that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Term CORRA Loan (other than on the last day of an Interest Period applicable thereto) (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11) or (b) the failure to borrow, continue or prepay any Term CORRA Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith, but excluding as a result of Section 2.14), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Adjusted Term CORRA, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 2.17.    Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of such withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(b)    Payment of Other Taxes by the Borrowers. The relevant Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes; provided that the Administrative Agent has delivered evidence to the Borrower confirming the payment of such Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (if the relevant Governmental Authority issues such receipts), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrowers. The relevant Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to the relevant Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Any Lender delivering such certificate shall deliver a copy of such certificate to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the applicable Loan Party (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of any Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing any Lender shall, if it is legally eligible to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies reasonably requested by the Borrowers and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person (or that is disregarded as an entity separate from a U.S. Person for U.S. federal income tax purposes), IRS Form W-9 certifying that such Lender (or its owner in the case of such a disregarded entity) is exempt from U.S. federal backup withholding Tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for whom (or for whose owner if the Non-U.S. Lender is disregarded as separate from its owner for U.S. federal income tax purposes) payments under any Loan Document constitute income that is effectively connected with the conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable and (2) a certificate substantially in the relevant form of Exhibit G-1, G-2, G-3 or G-4, as applicable (a “U.S. Tax Certificate”), to the effect that such Lender is not (and, if such Lender is an entity disregarded as separate from its owner for U.S. federal income tax purposes, such Lender’s owner is not) (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with the conduct of a trade or business in the United States;
(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a Participant) (1) an IRS Form W-8IMY on behalf of itself (or its owner for U.S. federal income tax purposes if the Non-U.S. Lender is disregarded as separate from its owner for U.S. federal income tax purposes) and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrowers or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the Effective Date.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant

Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Defined Terms. For purposes of Section 2.17, the term “applicable law” includes FATCA.
Section 2.18.    [Reserved].
Section 2.19.    [Reserved].
Section 2.20.     [Reserved].
Section 2.21.    Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-Offs.
(a)    Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 12:00 noon, New York City time and (ii) in the case of payments denominated in Canadian Dollars, 12:00 noon, Local Time, in the city of the Administrative Agent’s Applicable Payment Office, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (A) in the same currency in which the applicable Borrowing was made and (B) to the Administrative Agent at its offices at 550 South Tryon Street, Charlotte, North Carolina 28202 or, in the case of Borrowing, the Administrative Agent’s Applicable Payment Office, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Borrowing was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
(b)    Any proceeds of any payment by any Borrower or any other Loan Party, received by the Administrative Agent (i) not constituting ~~(A)~~ a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company~~) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11~~) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans ratably and fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. In any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
(c)    At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable by a Borrower under the Loan Documents, may be paid from the proceeds of Borrowings made by such Borrower hereunder whether made following a request by such Borrower (or the Company on behalf of such Borrower) pursuant to Section 2.03 or a deemed request by such Borrower as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing by such Borrower for the purpose of paying each payment of principal, interest and fees owed by such Borrower as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans of such Borrower and that all such Borrowings by such Borrower shall be deemed to have been requested pursuant to Sections 2.03 and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees owed by such Borrower as it becomes due hereunder or any other amount due under the Loan Documents.
(d)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
Section 2.22.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender shall deliver notice to the Administrative Agent pursuant to Section 2.28(b)(i) that it shall be unlawful for such Lender to perform its obligations hereunder or to fund or maintain any Loan to the Subsidiary Borrower, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the applicable Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
Section 2.23.    [Reserved].
Section 2.24.    [Reserved].
Section 2.25.    Interest Act (Canada), Etc. (a) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith by any Subsidiary Guarantor incorporated or otherwise organized under the laws of Canada or any province or territory thereof is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.(b)     If any provision of this Agreement would oblige any Subsidiary Guarantor incorporated or otherwise organized under the laws of Canada or any province or territory thereof to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)    first, by reducing the amount or rate of interest; and
(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
Section 2.26.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.21, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
Section 2.27.    Designation of Subsidiary Borrowers. (a) The Company may at any time and from time to time prior to the Funding Date, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree), designate LKQ Delaware LLP as the Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by LKQ Delaware LLP and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be the Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be the Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to the Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. Notwithstanding anything herein to the contrary, no Subsidiary Guarantor shall be liable for any Loan made to a Borrower to the extent it would make such Subsidiary Guarantor an Affected Foreign Subsidiary.
(b)    Notwithstanding anything to the contrary in this Agreement, if any Lender determines that, as a result of any applicable law, rule, regulation or treaty or any applicable request, rule, requirement, guideline or directive (whether or not having the force of law) of any Governmental Authority, it is or it becomes unlawful for such Lender to perform any of its obligations as contemplated by this Agreement with respect to the Subsidiary Borrower or for such Lender to fund or maintain any participation or any Loan to the Subsidiary Borrower:
(i)    such Lender shall promptly notify the Administrative Agent upon becoming aware of such event;
(ii)    the obligations of all Lenders to make, convert or continue any participations and Loans to such Subsidiary Borrower shall be suspended, as the case may be, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist; and
(iii)    the Borrowers shall repay any outstanding participations or Loans made to such Subsidiary Borrower on the last day of the Interest Period for each Loan occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).
(c)    Notwithstanding anything in this Agreement to the contrary, as of the Amendment No. 4 Effective Date there is no Subsidiary Borrower and the Company cannot designate any Subsidiary Borrower without the prior written consent of each Lender and the Administrative Agent.

Section 2.28.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to (a);
(b)    the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.17 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Applicable Percentage of Lenders. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.28(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE 3
Representations and Warranties
Subject to Section 4.04 (and it being understood that the conditions to the Effective Date and Funding Date are solely those set out in Sections 4.01 and 4.02, respectively), each Borrower represents and warrants to the Lenders as of the Effective Date and, solely for the purposes of any rights, remedies and entitlements after the Funding Date in accordance with Section 4.04 (other than with respect to the Specified Representations), each Borrower is deemed to have represented and warranted to the Lenders on the Funding Date that:
Section 3.01.    Financial Condition. The audited consolidated balance sheets of the Company as of December 31, 2020, December 31, 2021 and December 31, 2022, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP present fairly the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended. All such financial statements, including the related notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), subject to year-end audit adjustments and the absence of footnotes. As of the Effective Date and the Funding Date, the Company and its Subsidiaries do not have outstanding any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected on its most recent financial statements referred to in this paragraph, other than those items in the ordinary course of business that are not reflected or disclosed in the most recent financial statements referred to in this paragraph. During the period from December 31, 2022 to and including the Effective Date or the Funding Date, as applicable, except for Dispositions that have been publicly disclosed prior to the Effective Date, there has been no Disposition by the Company or any of its Subsidiaries of any material part of its business or Property.
Section 3.02.    No Change. Since December 31, 2022, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.03.    Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized (or incorporated, as applicable), validly existing and in good standing (or the equivalent in the applicable jurisdiction (if applicable)) under the laws of the jurisdiction of its organization, (b) has the corporate, company or partnership power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, company or partnership and in good standing (or the equivalent in the applicable jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing (or the equivalent in the applicable jurisdiction) could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.04.    Corporate Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate, company or partnership power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate, company or partnership or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings on the terms and conditions of this Agreement.
(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which any Loan Party is a party, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) such consents, authorizations, filings and notices as shall have been obtained or made and are in full force and effect and (ii) routine filings to be made after the Effective Date in the ordinary course of business.
(c) Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.05.    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. Except as reflected in the risk factors section of the Company’s most recent 10-K filed with the SEC prior to the Effective Date, no Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
Section 3.06.    No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 3.07.    No Default. (a) Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. (b) No Default or Event of Default has occurred and is continuing.
Section 3.08.    Ownership of Property; Liens. Except as disclosed on Schedule 3.08, each of the Company and its Subsidiaries is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description or to any Lien except for Permitted Liens.
Section 3.09.    Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted without conflict in any material respect with the rights of any other Person. Except as set forth on Schedule 3.09, no material claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim. Except as set forth on Schedule 3.09, the use of Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person in any material respect.
Section 3.10.    Taxes.
(a)    The Company and each of its Subsidiaries has filed or caused to be filed all federal, state, local and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than (i) the amounts or the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be or (ii) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect); and, to the knowledge of any Borrower, no tax Lien has been filed and no claim for overdue amounts is being asserted, with respect to any such material tax, fee or other charge.
(b)    Each Loan Party is resident for Tax purposes solely in its jurisdiction of incorporation (or, in the case of a Loan Party that is a U.S. Person, the United States of America).
Section 3.11.    Federal Regulations. No part of the proceeds of any Loans will be used for, and no Borrower nor any of its Subsidiaries is engaged principally, or as one of its activities, in the business of extending credit for the purposes of, “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in

Regulation U. The value of the margin stock (within the meaning of Regulation U) owned by the Company and its Subsidiaries at any time the extensions of credit hereunder constitute “purpose” credit (within the meaning of Regulation U) does not exceed 25% of the value of the assets of the Company and its Subsidiaries taken as a whole.
Section 3.12.    Labor Matters. There (i) is no unfair labor practice complaint pending against the Company or any of its Subsidiaries, or to the knowledge of the Company or any of its Subsidiaries, threatened against them before the National Labor Relations Board or any labor relations board or tribunal of any other jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, threatened against any of them; (ii) are no union organizing activities, and no union representation question exists or, to the knowledge of the Company or any of its Subsidiaries, is threatened with respect to the employees of the Company or any of its Subsidiaries; (iii) are no equal opportunity charges or other claims pending, or to the knowledge of the Company or any of its Subsidiaries, threatened with respect to the employees of the Company or any of its Subsidiaries; (iv) none of the Loan Parties or their Subsidiaries are in breach of their obligations under any legislation preventing illegal working; and (v) there are no strikes, stoppages or slowdowns or other labor or working practice disputes (including but not limited to complaints relating to discrimination or employee/worker classification) against the Company or any of its Subsidiaries pending or, to the knowledge of any Borrower, threatened that, in the case of clauses (i) through (v), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees or workers of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.
Section 3.13.    ERISA.
(a)    Except as set forth on Schedule 3.13, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) in an aggregate amount in excess of $100,000,000 has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied and has been administered in compliance, in all material respects, with its terms and the applicable provisions of ERISA and the Code. All contributions required to be made with respect to each Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the Effective Date or accrued in the accounting records of the Company and its Subsidiaries. Except as set forth on Schedule 3.13, and except for terminations that do not result in a liability to the Company and its Subsidiaries in an aggregate amount in excess of $100,000,000, no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Except as set forth on Schedule 3.13, the present value of all accrued benefits under each Single

Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Except as set forth on Schedule 3.13, none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and none of the Company, any of its Subsidiaries or any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company, any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Except as set forth on Schedule 3.13, neither the Company nor its Subsidiaries maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect on the ability of the Borrowers to perform their obligations under this Agreement.
(b)    Except as set forth on Schedule 3.13, each Non-US Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non- compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Non-US Plan, none of the Company, its Affiliates or any of their directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, the Company or any of its Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004), or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which may give rise to any such penalty, fine, claim, or other liability. With respect to each Non-US Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Non-US Plan is maintained. The aggregate unfunded liabilities, with respect to such Non-US Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Company or any of its Affiliates with respect to any Non-US Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 3.14.    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.
Section 3.15.    Subsidiaries.
(a)    The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of the Company as of the Effective Date. Schedule 3.15 sets forth as of the Effective Date, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of the Company (and, in the case of each Canadian Subsidiary, the address of its place of business, the address of its chief executive office, if there is more than one place of business, and the address where its books and records are located) and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries.
(b)    There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to current and former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary, except as disclosed on Schedule 3.15.
Section 3.16.    [Reserved].
Section 3.17.    [Reserved].
Section 3.18.    Use of Proceeds. The proceeds of the Loans shall be used (a) to finance a portion of the aggregate cash consideration of the Uni-Select Acquisition, (b) to consummate the Uni-Select Refinancing and (c) pay fees, costs and expenses related to the Transactions.
Section 3.19.    [Reserved].
Section 3.20.    Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    The Company and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)    Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Company or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Company or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Company or any of its Subsidiaries, or (ii) interfere with the Company’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Company or any of its Subsidiaries.
(c)    There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Company or any of its Subsidiaries is, or to the knowledge of any Borrower or any of their respective Subsidiaries will be, named as a party that is pending or, to the knowledge of any Borrower or any of their respective Subsidiaries, threatened.
(d)    Neither the Company nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Hazardous Materials.
(e)    Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
(f)    Neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Material.
Section 3.21.    Accuracy of Information, Etc.
(a)    No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent, the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (other than the projections and information described in the immediately succeeding sentence), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which made or furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made. The projections do not include the effect of acquisitions by the Company after the date of such projections although acquisitions are likely to occur. The Lenders acknowledge that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
(b)    As of the Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.
Section 3.22.    Pari Passu Status. The Obligations under the Loan Documents rank at least pari passu in priority of payment with all other unsecured Indebtedness of the Loan Parties.
Section 3.23.    Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and assuming all intercompany debt is an equity contribution, will be and will continue to be, Solvent.
Section 3.24.    Insurance. Each of the Company and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks (but including in any event public liability, product liability and business interruption) and in such amounts that are consistent with past practices of the Company and its Subsidiaries or as are usually insured against in the same general area by companies engaged in the same or a similar business, including, without limitation, the amount of product liability insurance as of the Effective Date as set forth in Schedule 3.24; and neither the Company nor any of its Subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.
Section 3.25.    Patriot Act, Sanctions, Etc.
(a)    To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act and the Canadian AML Acts.
(b)    No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada), as amended, or in violation of Section 5.10.

(c)    None of (a) the Company, any Subsidiary or any of their respective directors, officers, employees or affiliates, or (b) to the knowledge of the Company, any agent or representative of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws, including the Canadian AML Acts.
Section 3.26.    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 3.27.    [Reserved].
Section 3.28.    Subsidiary Borrower. Each of the Company and the Subsidiary Borrower represents and warrants that:
(a)    the representations and warranties of the Company and the Subsidiary Borrower in this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they are true and correct as of that date;
(b)    the Subsidiary Borrower is subject to civil and commercial Requirements of Law with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively, the “Applicable Subsidiary Borrower Documents”), and the execution, delivery and performance by the Subsidiary Borrower of the Applicable Subsidiary Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts;
(c)    neither the Subsidiary Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which the Subsidiary Borrower is organized and existing in respect of its obligations under the Applicable Subsidiary Borrower Documents; and
(d)    the execution, delivery and performance of the Applicable Subsidiary Borrower Documents executed by the Subsidiary Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which the Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (x) such as have been made or obtained or (y) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (y) shall be made or obtained as soon as is reasonably practicable)~~.~~
Section 3.29.    Outbound Investment Rules. No Loan Party nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE 4
Conditions
Section 4.01.    Effective Date. The effectiveness of this Agreement in the form of this Agreement is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement and the Guarantee Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall have occurred and be continuing after giving effect to the effectiveness of this Agreement.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate. A certificate from a Responsible Officer of the Company to the effect that: (A) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (or in all respects if the applicable representation and warranty is qualified by materiality or Material Adverse Effect); (B) none of the Loan Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) no Default or Event of Default has occurred and is continuing; (D) since December 31, 2022, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E) each of the Loan Parties, as applicable, has satisfied each of the conditions set forth in Section 4.01.
(ii)    Certificate of Secretary of each Loan Party. A certificate of a Responsible Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing the Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents of such Loan Party as in effect on the Effective Date, (C) resolutions duly adopted by the board of directors (or other governing body or the shareholders, if required) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) if applicable, each certificate required to be delivered pursuant to Section 4.01(b)(iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.
(iv)    Opinions of Counsel. Opinions of counsel to the Loan Parties, including opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall request.
(c)    Consents; Defaults.
(i)    Governmental and Third Party Approvals. The Loan Parties shall have received all applicable material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which any Loan Party is a party, which shall be in full force and effect.
(ii)    No Injunction, Etc. No action, suit, proceeding or investigation shall be pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(d)    Financial Matters.
(i)    Financial Statements. The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available. The Borrower’s filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under this clause (i).
(ii)    Financial Projections. The Administrative Agent shall have received pro forma consolidated financial statements for the Company and its Subsidiaries, and projections prepared by management of the Company, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Effective Date and on an annual basis for each year thereafter during the term of this Agreement, which shall not be inconsistent with any financial information or projections previously delivered to the Administrative Agent; provided that, the Administrative

Agent acknowledges and agrees that the requirements under this clause (ii) have been satisfied prior to the Effective Date.
(iii)    Financial Condition/Solvency Certificate. The Company shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer the Company, that (A) each Loan Party and each Subsidiary thereof is each Solvent, (B) [reserved], and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Company and its Subsidiaries.
(iv)    Payment at Closing. The Company shall have paid or made arrangements to pay contemporaneously with the Effective Date, in each case to the extent invoiced at least three (3) Business Days prior to the Effective Date (A) to the Administrative Agent, the arrangers and other agents listed on the cover page of this Agreement and the Lenders, the fees set forth or referenced in this Agreement or as separately agreed with the Company and any other accrued and unpaid fees or commissions due hereunder and (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Effective Date and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(e)    Miscellaneous.
(i)    [reserved].
(ii)    [reserved].
(iii)    Patriot Act, etc.
The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information reasonably requested by the Administrative Agent or any Lender in writing to comply with requirements of any Anti-Money Laundering Laws, including the Patriot Act and any applicable “know your customer” rules and regulations to the extent such information was reasonably requested by the Administrative Agent or such Lender in writing at least ten (10) Business Days prior to the Effective Date.
(iv)    Each Borrower shall have delivered, at least three (3) Business Days prior to the Effective Date, to the Administrative Agent, and directly to any Lender requesting the same in writing at least ten (10) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case
(v)    Qualifying Term Loan Facility. The lead arrangers under the Bridge Facility shall have received from the Company a certificate that the Loans and the facility under this Agreement and the Loan Documents constitute a “Qualifying Term Loan Facility” (as defined in the Bridge Commitment Letter) (which certificate may be conditioned on the occurrence of the Effective Date).
The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Company on the Effective Date, and shall be conclusive evidence of the occurrence thereof. Without limiting the generality of the provisions of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02.    Funding Date. The obligation of each Lender to make a Loan on the Funding Date is subject only to the occurrence of the Effective Date and to the satisfaction of the following additional conditions:
(a)    The Uni-Select Acquisition shall be consummated in all material respects in accordance with the Arrangement Agreement without giving effect to any amendments, modifications, supplements or waivers by the Company thereto or consents by the Company thereunder that are materially adverse to the Lenders or the Lead Arrangers in their respective capacities as such without the Lead Arrangers’ written consent, it being agreed that (w) any decrease in the cash portion of the consideration less than or equal to 10% of the cash consideration, (x) any decrease in the cash portion of the consideration in excess of 10% of the cash consideration accompanied by a dollar-for-dollar reduction in the sole discretion of the Company, in commitments in respect of the Bridge Facility and/or in aggregate Commitments hereunder in excess of such 10% decrease and (y) any increase in the cash consideration set forth in the Arrangement Agreement, in each case are not materially adverse to the Lenders and Lead Arrangers.
(b)    The Lead Arrangers shall have received the (A) audited consolidated financial statements of the Company and its subsidiaries for the three (3) most recently-completed fiscal years ended at least sixty (60) days prior to the Funding Date, and (B) unaudited consolidated financial statements of the Borrower and its subsidiaries for any subsequent interim financial period (other than the fourth quarter of any fiscal year) ended at least forty (40) days prior to the Funding Date. The Lead Arrangers hereby acknowledge receipt of the financial statements referenced in the immediately foregoing clauses (A) and (B) for the fiscal years and interim financial periods ended on or prior to December 31, 2022. The Borrower’s filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form

10-Q, in each case, will satisfy the requirements under clauses (A) or (B), as applicable, of this Section 4.02(b).
(c)    The Specified Credit Agreement Representations and the Specified Arrangement Agreement Representations (to the extent set forth in the definition thereof) shall be true and correct in all material respects as of the Funding Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.
(d)    The Administrative Agent shall have received a Borrowing Request; provided that no such Borrowing Request shall include any representations or warranties (other than the Specified Credit Agreement Representations) or a statement as to the absence (or existence) of any default or event of default (other than any absence of any Specified Default).
(e)    All fees due and payable pursuant to the Fee Letter on or prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Loan, in each case, in accordance with the terms of the Fee Letter, and all other accrued fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) payable on or prior to the Funding Date and for which invoices have been presented at least three (3) business days prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Loans.
(f)    Since the date of the Arrangement Agreement, there shall not have occurred any changes, events, occurrences, effects, state of facts or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, as defined in the Arrangement Agreement as in effect on February 26, 2023.
Section 4.03.    Designation of the Subsidiary Borrower. The designation of the Subsidiary Borrower pursuant to Section 2.24 is subject to the condition precedent that the Company or the proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(a)    Copies, certified by the Secretary or Assistant Secretary of such Subsidiary (or other persons authorized to represent such Subsidiary), of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (or the equivalent in the applicable jurisdiction) of such Subsidiary;
(b)    An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary (or other persons authorized to represent such Subsidiary), which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the

Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;
(c)    Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;
(d)    Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and
(e)    Such other information as shall be necessary for the Administrative Agent and the Lenders to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, the Canadian AML Acts and the Beneficial Ownership Regulation.
Section 4.04.    Certain Funds Provisions. During the period from and including the Effective Date to and including the earlier of (x) 11:59:59 p.m. on the Termination Date and (y) the Closing Date (the “Certain Funds Period”), and notwithstanding (i) that any representation made on the Effective Date or the Funding Date (excluding the Specified Representations made on the Funding Date to the extent constituting a condition precedent to the occurrence thereof) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenants, (iii) any provision to the contrary in this Agreement or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments, (2) assert the existence of an event of default, rescind, terminate or cancel this Agreement or exercise any right or remedy or make or enforce any claim under this Agreement, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loans, (3) refuse to participate in making its Loan on the Funding Date; provided that the conditions precedent in Section 4.02 have been satisfied or waived, or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan or the use of the funds on the Closing Date. Notwithstanding anything to the contrary provided herein, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition precedent set forth in Section 4.02 is not satisfied or waived on the Funding Date (other than, if such conditions have been satisfied or waived on or prior to the Funding Date, the conditions precedent set forth in Section 4.01) and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE 5
Affirmative Covenants
From and after the Effective Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:
Section 5.01.    Financial Statements. The Company will furnish to the Administrative Agent and each Lender:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or, if earlier or later, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal year ending December 31, 2022), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company (or, if earlier or later, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal quarter ending March 31, 2023), the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its Subsidiaries during such period (subject to normal year end audit adjustments);
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
Section 5.02.    Certificates; Other Information. The Company will furnish to the Administrative Agent and each Lender, or, in the case of clause (g), to the relevant Lender:
(a)    promptly (but no later than three (3) Business Days thereafter) of any changes to any of the Ratings of the Index Debt described on the Pricing Schedule, together with a description of such change;

(b)    concurrently with the delivery of any financial statements pursuant to Section 5.01, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate setting forth (I) all information and calculations necessary for determining compliance by the Company and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, (II) the Total Leverage Ratio and Interest Coverage Ratio as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be and (III) the Consolidated EBITDA and total assets of ~~SYNETIQ (to the extent constituting a UK Joint Venture on such date of determination), Cedar EV (to the extent constituting a UK Joint Venture on such date of determination)~~(A) each individual Joint Venture (taken as a whole with its respective subsidiaries) for the applicable Determination Period and (B) all Joint Ventures and their respective subsidiaries, taken as a whole, ~~as of~~for the applicable Determination Period;
(c)    as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Company, a consolidated budget for the following fiscal year;
(d)    no later than ~~10 Business Days prior to~~30 days after the effectiveness thereof, final copies of ~~substantially final drafts of any proposed~~any amendment, supplement, waiver or other modification with respect to the governing documents of any Loan Party;
(e)    within five days after the same are sent, copies of all financial statements and reports that the Company or any of its Subsidiaries sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company or any of its Subsidiaries may make to, or file with, the SEC;
(f)    as soon as possible and in any event within 3 Business Days of obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, could reasonably be expected to result in the payment by the Company or any of its Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit or any other material Permit held by the Company or condition approval of any such material Permit on terms and conditions that are materially burdensome to the Company or any of its Subsidiaries, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person;
(g)    as soon as possible and in any event within 3 Business Days of obtaining knowledge thereof: (i) issuance by the United Kingdom Pensions Regulator of a financial support direction or a contribution notice (as those terms are defined in the United Kingdom Pensions Act 2004) in relation to any Non-US Plan, (ii) any amount is due to any Non-US Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995 and/or (iii) an amount becomes payable under section 75 or 75A of the United Kingdom Pensions Act 1995, in each case describing such matter or event and the action which the Company proposes to take with respect thereto;
(h)    (i) promptly after any such occurrence, notice of any change in the information provided in any previously delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (ii) promptly upon the reasonable request of the Administrative Agent or any Lender, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation; and
(i)    promptly, such additional financial and other information as any Lender may from time to time reasonably request, including, without limitation, any additional information relating to Intellectual Property.
Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), (ii) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet or (iii) on which such documents are posted on the Company’s behalf on Syndtrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Section 5.03.    Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and, in the case of monetary obligations, reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.
Section 5.04.    Conduct of Business and Maintenance of Existence, Etc. Except as permitted in Section 6.03, the Company will, and will cause each of its Subsidiaries to, (a) (i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures which it reasonably believes are adequate (and otherwise comply in all material respects with applicable law) to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
Section 5.05.    Maintenance of Property; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies (which may include a Captive Insurance Subsidiary) insurance on all its Property in such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
Section 5.06.    Inspection of Property; Books and Records; Discussions. The Company will, and will cause each of its Subsidiaries to, (a) keep proper books of records and account in conformity with GAAP and, in all material respects, all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable notice and during normal business hours permit representatives of the Administrative Agent (and, if an Event of Default exists, any Lender) to visit and inspect any of its properties and examine and, at the Company’s expense, make copies of any of its books and records and to discuss the business, operations, properties and financial and other condition of the Company’s and its Subsidiaries with officers and employees of the Company’s and its Subsidiaries and with their respective independent certified public accountants; provided that, unless a Default or Event of Default exists, no more than one such visit and inspection shall be requested by the Administrative Agent in any fiscal year of the Company.
Section 5.07.    Notices. The Company will promptly give notice to the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default (or alleged default) under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting the Company or any of its Subsidiaries which could reasonably be expected to result in a judgment in excess of $100,000,000 (excluding amounts covered by insurance as to which the relevant insurance company has been notified and not denied coverage);
(d)    other than the events set forth on Schedule 3.13, the following events to the extent the same could reasonably be expected to cause a Material Adverse Effect, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event or an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Plan, a failure to make any required contribution to a Plan or a Non-US Plan, including but not limited to any failure to pay an amount the nonpayment of which would give rise to a Lien under ERISA, the Code, the PBA, or any other applicable employee benefit plan law or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC, FSCO, the Company, any of its Subsidiaries, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or Non-US Plan, (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount, (iv) the taking of any action with respect to Plan or Non-US Plan which could result in the requirement that the Company, any of its Subsidiaries or any Commonly Controlled Entity furnish a bond or other security to the PBGC or FSCO, (v) that the Company or its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan in addition to the liability that existed on the Effective Date or (vi) the occurrence of any other event with respect to a Plan or a Non-US Plan which could result in the incurrence by the Company, any of its Subsidiaries or any Commonly Controlled Entity of any material liability, fine or penalty; and
(e)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.
Section 5.08.    Environmental Laws. (a) The Company will, and will cause each of its Subsidiaries to, comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain, maintain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)    The Company will, and will cause each of its Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
Section 5.09.    Subsidiary Guarantors.

(a)    Domestic Subsidiary Guarantors. Concurrently with or prior to any delivery of a Compliance Certificate pursuant to Section 5.02(b) in respect of the first full fiscal quarter of the Company ending after (x) any Domestic Subsidiary guarantees the payment of, or otherwise incurs any Guarantee Obligations in respect of or provides any security for, any unsecured Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount for all such Indebtedness of $50,000,000 or more, (y) the acquisition or creation of any new Domestic Subsidiary, or (z) the designation of any Domestic Subsidiary as a Subsidiary Guarantor pursuant to Section 5.09(d), the Company will (i) cause each such Domestic Subsidiary (other than any Receivables Entity and any Excluded Acquired Subsidiary and any Excluded Non-Wholly Owned Subsidiary and any Captive Insurance Subsidiary) to become a party to the Guarantee Agreement (including delivery to the Administrative Agent of customary organizational and corporate deliveries consistent with those delivered by the Loan Parties on the Effective Date), and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(b)    Foreign Subsidiary Guarantors. Concurrently with or prior to any delivery of a Compliance Certificate pursuant to Section 5.02(b) in respect of the first full fiscal quarter of the Company ending after (x) any Foreign Subsidiary guarantees the payment of, or otherwise incurs any Guarantee Obligations in respect of or provides any security for, any unsecured Indebtedness of the Company or any of its Domestic Subsidiaries in an aggregate principal amount for all such Indebtedness of $150,000,000 or more, or (y) the designation of any Foreign Subsidiary as a Subsidiary Guarantor pursuant to Section 5.09(d), the Company will (i) cause each such Foreign Subsidiary (other than any Receivables Entity and any Excluded Acquired Subsidiary and any Excluded Non-Wholly Owned Subsidiary and any Captive Insurance Subsidiary) to become a party to the Guarantee Agreement (including delivery to the Administrative Agent of customary organizational and corporate deliveries consistent with those delivered by the Loan Parties on the Effective Date), and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that a Foreign Subsidiary that becomes a Subsidiary Guarantor may elect to guarantee only certain Loans and Obligations (or none at all) if such limitation will avoid, and not otherwise have, an adverse tax impact on the Company and its Subsidiaries.
(c)    Undue Burden. Notwithstanding anything to the contrary in this Section 5.09, this Section 5.09 shall not apply to any Subsidiary as to which the Administrative Agent has determined in its sole discretion (in consultation with the Company) that the guaranty value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a guaranty thereof.
(d)    Excluded Subsidiaries. Notwithstanding any provision in this Section 5.09 to the contrary, (i) no Canadian Holding Company shall be required to become a Subsidiary Guarantor, (ii) no Receivables Entity shall be required to become a Subsidiary Guarantor, (iii)no Subsidiary shall be required to become a Subsidiary Guarantor at any time such Subsidiary constitutes an Excluded Acquired Subsidiary, (iv)no Captive Insurance Subsidiary shall be required to become a Subsidiary Guarantor, ~~and (v)~~(v) no Joint Venture shall be required to become a Subsidiary Guarantor so long as such Joint Venture is deemed, to the extent and for so long as provided under the definition of “Joint Venture” in Section 1.01, not to be a Subsidiary of the Company or any of its Subsidiaries and (vi) the Company may, with respect to any non-Wholly Owned Subsidiary and upon written notice to the Administrative Agent, elect to exclude such non-Wholly Owned Subsidiary from the requirements of Section 5.09(a) or 5.09(b), as the case may be (any such excluded Subsidiary, an “Excluded Non-Wholly Owned Subsidiary”); provided that, if at any time (x) the aggregate amount of Consolidated EBITDA attributable to all Excluded Non-Wholly Owned Subsidiaries exceeds two and one half percent (2.5%) of Consolidated EBITDA (as of the end of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.01)) or (y) the aggregate amount of Consolidated Total Assets attributable to all Excluded Non-Wholly Owned Subsidiaries exceeds $200,000,000 of Consolidated Total Assets (as of the end of the most recent fiscal quarter of the Company for which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.01), then, in each case, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Excluded Non-Wholly Owned Subsidiaries (other than Receivables Entities and Excluded Acquired Subsidiaries) as Subsidiary Guarantors to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Subsidiary Guarantors and be subject to the requirements set forth in Section 5.01(a) or (b), as the case may be.
Section 5.10.    Use of Proceeds.
(a)    The Borrowers will use the proceeds of the Loans only for the purposes specified in Section 3.18.
(b)    The Borrowers will not request any Borrowing, and the Borrowers shall not use, and shall ensure that their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.11.    ERISA Documents. The Company will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent’s request, any or all of the following: (i) a copy of each Plan or Non-US Plan (or, where any such Plan or Non-US Plan is not in writing, a complete description thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Company or any of its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Plan; (iii) for the three most recent plan years preceding the Administrative Agent’s request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Company, any Subsidiary or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to the Company or any Commonly Controlled Entity regarding Withdrawal Liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the Company or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year; and (vii) documents reflecting any agreements between the PBGC or FSCO and the Company, any of its Subsidiaries or any Commonly Controlled Entity with respect to any Plan or non-US Plan, (viii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA; (ix) a copy of each funding waiver request filed with the IRS or any other government agency with respect to any Plan and all material communications received by the Company, any of its Subsidiaries or any ERISA Affiliate from the IRS, FSCO or any other government agency with respect to each Plan and each Non-US Plan of the Company, any of its Subsidiaries or any Commonly Controlled Entity; and (x) a copy of the most recently filed actuarial valuation performed for funding purposes for each Non-US Plan.
Section 5.12.    Further Assurances. The Company will, and will cause each of its Subsidiaries to, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Company will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Company or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
ARTICLE 6
Negative Covenants
From and after the Effective Date, each Borrower hereby agrees that, until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 6.01.    Limitation on Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness of any Borrower or any Subsidiary Guarantor pursuant to any Loan Document;
(b)    Indebtedness outstanding on the Effective Date and listed on Schedule 6.01(b) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the Weighted Average Life to Maturity thereof);
(c)    unsecured Indebtedness of (i) any Loan Party to the Company or any Subsidiary of the Company, and (ii) any Wholly Owned Subsidiary of the Company to the Company or any other Wholly Owned Subsidiary of the Company; provided that all such Indebtedness of any Borrower or any Subsidiary Guarantor owed to a Person that is not a Borrower or a Subsidiary Guarantor shall be subject to and evidenced by the Subordinated Intercompany Note;
(d)    unsecured Guarantee Obligations (i) made in the ordinary course of business by the Company or any other Loan Party of obligations of the Company or any Subsidiary of the Company and (ii) made by the Company or any other Loan Party of obligations of the Company or any Subsidiary of the Company under Hedge Agreements permitted under Section 6.17;
(e)    [reserved];
(f)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its incurrence;
(g)    unsecured Indebtedness of the Company or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale;
(h)    unsecured Indebtedness to insurance companies incurred in order to permit the Company or one of its Subsidiaries to repay obligations owing by such Person to former employees of such Person under either of the Company’s 401K Plus deferred compensation plans, so long as such Indebtedness is not greater than the aggregate cash surrender value of insurance policies owned by the Company and covering the lives of participants in the Company’s 401K Plus deferred compensation plans; and
(i)    to the extent constituting Indebtedness, customary obligations to credit card or debit card processors arising in the ordinary course of business for applicable fees and chargebacks under any processor agreement;

(j)    Permitted Priority Debt in an aggregate principal amount (without duplicating any such Indebtedness, including by way of a guarantee) not to exceed at any time an amount equal to 15% of Consolidated Total Assets (as of the end of the most recent fiscal year of the Company ended on or most recently prior to such date of determination for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a), as of December 31, 2021));
(k)    Indebtedness incurred in the ordinary course of business pursuant to Section 8a of the German Old Age Employees Retirement Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Security Code IV (Sozialgesetzbuch IV); ~~and~~
(l)    Indebtedness with respect to letters of credit issued for the account of any Captive Insurance Subsidiary; provided that the aggregate outstanding principal amount of all such Indebtedness incurred pursuant to this clause (l) shall not exceed $75,000,000 at any time; and
(m)    ~~(l)~~ unsecured Indebtedness of any Loan Party; provided that at the time of incurrence of such Indebtedness and after giving effect to the incurrence of any such Indebtedness, on a Pro Forma Basis, as if such incurrence of Indebtedness, the application of the proceeds thereof and the consummation of any other Specified Transaction occurring since the first day of the Calculation Period then last ended had occurred on the first day of the Calculation Period then last ended, the Company and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.19, in each case, for the Calculation Period then last ended.
Notwithstanding the foregoing, in no event shall any Subsidiary of the Company that is not a Loan Party (any such Subsidiary, a “Non-Loan Party”) guarantee the payment of, or otherwise incur any Guarantee Obligations in respect of or provide any security for, (x) any unsecured Indebtedness of the Company or any of its Subsidiaries (other than any Guarantee Obligations permitted pursuant to Section 6.01(b)) in an aggregate principal amount for all such Indebtedness of $50,000,000 or more in the case of any Non-Loan Party that is a Domestic Subsidiary or (y) any unsecured Indebtedness of the Company or any of its Domestic Subsidiaries (other than any Guarantee Obligations permitted pursuant to Section 6.01(b)) in an aggregate principal amount for all such Indebtedness $150,000,000 or more in the case of any Non-Loan Party that is a Foreign Subsidiary, in each case, without such Non-Loan Party first becoming a Subsidiary Guarantor hereunder in accordance with the provisions of Section 5.09(a) or (b), as applicable.
Section 6.02.    Limitation on Liens. Create, incur, assume or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired, except:
(a)    Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained in conformity with GAAP;
(c)    Liens (other than any Lien imposed by ERISA, the PBA or Canadian federal or provincial statutes in relation to pension plans or any other applicable domestic or foreign employee benefit plan law) consisting of pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation in the ordinary course of business;
(d)    deposits by or on behalf of the Company or any of its Subsidiaries to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(f)    Liens in existence on the Effective Date listed on Schedule 6.02(f), securing Indebtedness permitted by Section 6.01(b), provided that no such Lien is spread to cover any additional Property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;
(g)    Liens securing any Indebtedness that is described in clause (b) of the definition of “Permitted Priority Debt” and permitted under Section 6.01(j);
(h)    any interest or title of a lessor under any lease entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased and, in respect of real property located in Germany, any landlord lien (Vermieter-oder Verpӓchterpfandrecht) ;
(i)    Liens arising out of the existence of judgments or awards that do not constitute an Event of Default in respect of which the Company or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;
(j)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or, solely in respect of LKQ Netherlands B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands, any Lien or right of set-off created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up in consultation between the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the consumers’ organisation (Consumentenbond); provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party in excess of those set forth by regulations promulgated by the Board, (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution and (iii) such Lien does not secure any Indebtedness (other than any Indebtedness described under Section 6.01(f));
(k)    Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, including liens or rights of set-off arising under the general terms and conditions of banks with whom any group member maintains a banking relationship in the ordinary course of business; including Liens of any Loan Party under the German general terms and conditions of banks and saving banks (Allgemeine Geschӓftsbedingungen der Banken und Sparkassen) or (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations to banks not given in connection with the incurrence of Indebtedness and incurred in the ordinary course of business of the relevant Loan Party and not relating to any Indebtedness of a Loan Party or (C) relating to purchase orders and other similar agreements entered into with customers of the relevant Loan Party in the ordinary course of business;
(l)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
(m)    Liens of any supplier to a Subsidiary in the United Kingdom in the form of customary purchase money title retention interests arising in the ordinary course of business on inventory sold by such supplier to such Subsidiary;
(n)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
(o)    customary Liens and rights of setoff in favor of a credit card or debit card processor under any processor agreement and relating solely to the amounts paid or payable thereunder, and customary deposits on reserve held by such credit card or debit card processor, in each case arising in the ordinary course of business; provided that no such Lien permitted by this clause (o) shall remain in existence longer than five (5) Business Days;
(p)    pledges and deposits made by any Captive Insurance Subsidiary in respect of capital requirements required by any applicable Governmental Authority in connection with such Captive Insurance Subsidiary’s captive insurance program; ~~and~~
(q)    the extent the applicable Joint Venture is designated as a “Subsidiary” pursuant to the definition of “Joint Venture”, (i) customary rights of first refusal and tag, drag and similar rights in ~~joint venture~~ agreements governing any Joint Venture entered into in the ordinary course of business ~~(including, for the avoidance of doubt, the agreements governing the UK Joint Ventures)~~ and (ii) any Lien, encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any ~~joint venture (including, for the avoidance of doubt, the UK Joint Ventures)~~Joint Venture that is not a Wholly-Owned Subsidiary of the Company or any of its Subsidiaries, excluding any such Lien, encumbrance or restriction created in connection with Indebtedness for borrowed money, other than Indebtedness (to the extent otherwise permitted or not prohibited hereunder) of such ~~joint venture (including, for the avoidance of doubt, the UK Joint Ventures).~~Joint Venture; and
(r)    Liens encumbering cash or cash equivalent collateral that secures reimbursement obligations with respect to letters of credit for the account of any Captive Insurance Subsidiary permitted by Section 6.01(l).
Any reference herein or in any of the other Loan Documents to a Permitted Lien is not intended to subordinate or postpone or address the priority, and shall not be interpreted as subordinating or postponing or addressing the priority, or as any agreement to subordinate or postpone or address the priority, any Lien created by any of the Loan Documents to any Permitted Lien.
Section 6.03.    Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), consummate a Division as the Dividing Person, or Dispose of all or substantially all of its Property or business, except that:
(a)    any Subsidiary of the Company may be merged, consolidated, amalgamated, dissolved or liquidated with or into (i) the Company (provided that the Company shall be the continuing or surviving corporation), (ii) the Subsidiary Borrower (provided that the Subsidiary Borrower shall be the continuing or surviving Person) or (iii) any other Subsidiary (other than the Subsidiary Borrower) (provided that if any such Subsidiary is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the continuing or surviving Person);
(b)    any Foreign Subsidiary of the Company organized in a given jurisdiction may be merged, consolidated, amalgamated, dissolved or liquidated with or into any other Foreign Subsidiary that is a Wholly Owned Subsidiary of the Company organized in such jurisdiction (provided that if any such Foreign Subsidiary is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the continuing or surviving Person);
(c)    (i) any Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Subsidiary of the Company; provided that (x) subject to the following clause (y), any such Disposition made by a Loan Party shall be made to another Loan Party and (y) any such Disposition made by a Loan Party that is a Domestic Subsidiary shall only be made to another Loan Party that is Domestic Subsidiary and (ii) if all of the assets of any Subsidiary are Disposed of in accordance with this Agreement or such Subsidiary is a Dormant Subsidiary, such Subsidiary may be dissolved;
(d)    (i) any Canadian Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Canadian Subsidiary that is a Wholly Owned Subsidiary of the Company and (ii) any Subsidiary that is not a Loan Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party or any other Subsidiary that is not a Loan Party;

(e)    any merger, consolidation or amalgamation consummated to effect an Acquisition (including for the avoidance of doubt, the Uni-Select Acquisition) shall be permitted;
(f)    any Dormant Subsidiary or any Subsidiary that is an inactive Subsidiary or has assets of less than $1,000,000 may, in each case, liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; and
(g)    the extent the applicable Joint Venture is not required to become a Loan Party, any Subsidiary may Dispose of investments in ~~joint ventures (including, for the avoidance of doubt, the UK Joint Ventures) that are not~~a Joint Venture that is not a Wholly-Owned ~~Subsidiaries~~Subsidiary of the Company or any of its Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements or rights of refusal between, such ~~joint venture~~Joint Venture or similar parties set forth in ~~joint venture~~ arrangements and/or similar binding arrangements ~~(including the agreements~~ governing ~~the UK~~such Joint ~~Ventures)~~Venture.
Notwithstanding the foregoing, no Loan Party or any Subsidiary shall consummate any transaction that results in the Disposition (whether by way of any distribution, dividend, investment, loan, advance, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions) of intellectual property or other assets that are material to the business of the Company and its Subsidiaries to any Affiliate of the Company that is not a Loan Party; provided that the Company and its Subsidiaries may grant non-exclusive licenses of any intellectual property to (i) any Subsidiary that is not a Loan Party or (ii) any ~~UK~~ Joint Venture, in each case, in the ordinary course of business so long as the Company and its Subsidiaries retain the beneficial ownership and substantially the same rights to use such intellectual property as held prior to such license.
Section 6.04.    [Reserved].
Section 6.05.    [Reserved].
Section 6.06.    [Reserved].
Section 6.07.    [Reserved].
Section 6.08.    Modifications of Governing Documents. Amend, modify or waive any of its rights or obligations under its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, in each case, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders; provided that this Section 6.08 shall not prohibit any transaction separately permitted under Section 6.03.
Section 6.09.    Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Subsidiary Guarantor) with a Fair Market Value (or having total consideration payable) in excess of $2,500,000 for any such transaction individually unless such transaction is (a)otherwise permitted under this Agreement, (b)in the ordinary course of business of the Company or such Subsidiary, as the case may be, (c)upon terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and (d) ~~(i)~~(i) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of investments by the Company or any of its Subsidiaries in such joint venture) in the ordinary course of business ~~(including the UK Joint Ventures)~~, in each case, to the extent not otherwise prohibited under this Agreement and (ii) an investment in, or a loan or advance to, a joint venture (including the ~~UK~~ Joint Ventures), in each case, to the extent not otherwise prohibited under this Agreement.
Section 6.10.    [Reserved].
Section 6.11.    [Reserved].
Section 6.12.    Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee Agreement, other than (a)this Agreement and the other Loan Documents, (b)any agreement described in (and permitted by) clauses (iii), (iv), (v), (vi), (vii) (except to the extent otherwise subject to limitation under clause (d) below), (viii) and (ix) of Section 6.13, (c)customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or a Permitted Factoring Transaction otherwise permitted to be incurred hereunder, (d)agreements containing customary negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01(j), in each case, only if such negative pledge or restriction permits Liens for the benefit of the Administrative Agent and (e)the extent the applicable Joint Venture is not designated as a “Subsidiary” pursuant to the definition of “Joint Venture”,, customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture (including the agreements governing the ~~UK~~ Joint Ventures).
Section 6.13.    Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a)make dividends or other distributions or payments (in cash or otherwise) in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, the Company or any other Subsidiary, (b)make investments in the Company or any other Subsidiary or (c)transfer any of its assets to the Company or any other Subsidiary, except for (i)any restrictions existing under the Loan Documents, (ii)encumbrances or restrictions under or by reason of applicable law, (iii)customary restrictions and conditions contained in agreements relating to any sale of Property not prohibited by Section 6.03 pending such sale (including agreements evidencing Indebtedness permitted by Section 6.01(g)), provided such restrictions and conditions apply only to the Property that is to be sold, (iv)any agreement in effect, or entered into, on the Effective Date and identified on Schedule 6.13, (v)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or a Subsidiary of the Company entered into in the ordinary course of business and consistent with past practices, (vi)any encumbrance or restriction under any agreement or instrument governing any Indebtedness assumed in connection with an Acquisition (but not incurred in contemplation thereof) or any Indebtedness constituting seller debt incurred in connection with an Acquisition, which encumbrance or restriction is not applicable to any Person or the Properties of any Person, other than the Person or the Properties acquired pursuant to the respective Acquisition and so long as, in the case of any such assumed Indebtedness, the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Acquisition, (vii)customary restrictions contained in any documentation governing Attributable Debt arising in connection with a Sale-Leaseback Transaction otherwise permitted under this Agreement, so long as any such restriction is applicable only to the property securing such Attributable Debt, (viii)restrictions and conditions on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder (except to the extent otherwise subject to limitation under clause (ix) below), (ix)negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01(j) but only if such negative pledge or restriction permits Liens for the benefit of the Administrative Agent and (x)the extent the applicable Joint Venture is not designated as a “Subsidiary” pursuant to the definition of “Joint Venture”, customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture (including the agreements governing the ~~UK~~ Joint Ventures).
Section 6.14.    Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the Effective Date and reasonable extensions thereof or reasonably related or ancillary thereto.
Section 6.15.    [Reserved].
Section 6.16.    [Reserved].
Section 6.17.    Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates or commodity prices.
Section 6.18.     [Reserved].
Section 6.19.    Financial Covenants.
(a)    Maximum Total Leverage Ratio. Permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after the Closing Date of (x) Consolidated Total Indebtedness to (y) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, to be greater than 4.00 to 1.00; provided that, upon prior written notice to the Administrative Agent and so long as no Event of Default exists and is continuing at such time, the Company may elect to increase the maximum Total Leverage Ratio permitted under this Section 6.19(a) to no more than 4.50 to 1.00 in connection with one or more Acquisitions consummated during any period of four consecutive fiscal quarters and having a total Aggregate Consideration for all such Acquisitions of not less than $250,000,000 (any such Acquisitions during any period of four consecutive fiscal quarters being collectively referred to as “Material Acquisitions”) for any period of four consecutive fiscal quarters, commencing with the fiscal quarter in which the most recent of such Material Acquisitions was consummated (and for any Calculation Period for purposes of determining the Total Leverage Ratio on a Pro Forma Basis); provided further that the maximum Total Leverage Ratio permitted under this Section 6.19(a) will decrease to the then applicable level for at least one fiscal quarter before becoming eligible to increase again to 4.50 to 1.00 for a new period of four consecutive fiscal quarters.
For purposes of calculating the Total Leverage Ratio, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of Pro Forma Basis contained herein and Consolidated Total Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of Pro Forma Basis contained herein.
For purposes of calculating the Total Leverage Ratio, Consolidated EBITDA and Consolidated Total Indebtedness, the Consolidated EBITDA and Consolidated Total Indebtedness of each ~~UK~~ Joint Venture shall be excluded so long as such ~~UK~~ Joint Venture is deemed, to the extent and for so long as provided under the definition of “~~UK~~ Joint ~~Ventures~~Venture” in Section 1.01, not to be a Subsidiary of the Company or any of its Subsidiaries.
(b)    Minimum Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after the Closing Date, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense paid or payable in cash, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, to be less than 3.00 to 1.00. For purposes of calculating the Interest Coverage Ratio, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the requirements of clause (iii) of the definition of Pro Forma Basis contained herein and Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the requirements of clauses (i) and (ii) of the definition of Pro Forma Basis contained herein as related to applicable Indebtedness.
Section 6.20.    Outbound Investment Rules. No Loan Party will, nor will it permit any of the Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE 7
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
(b)    Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
(c)    Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.04(a) (with respect to any Borrower only), Section 5.07(a), 5.10 or Article 6; or
(d)    Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender); or
(e)    The Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase, prepay, defease or redeem by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall exist and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $100,000,000; or
(f)    (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (including making a proposal to its creditors or filing notice of its intention to do so) or a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), in each case (A) under any existing or future law of any jurisdiction, domestic or foreign, including the Insolvency Act 1986 (UK), where applicable as amended by the Enterprise Act 2003 (UK), the EU Regulation 2015/848 in insolvency proceedings (recast), the Companies Act 2006 (UK), or under relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or on an involuntary case seeking case or a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), in each to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition, compromise or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action or moratorium of any indebtedness of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan for which an individual, statutory or class exemption is unavailable, (ii) any failure to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien under ERISA, the Code or Canadian federal or provincial statutes in relation to pension plans or any other applicable employee benefit plan law shall arise on the assets of the Company, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan or Non-US Plan shall be involuntarily terminated by the PBGC pursuant to Section 4042 of ERISA or other applicable law, (v) the Company, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur during any fiscal year of the

Company any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, that, in the aggregate, exceeds the amount set forth on Schedule 7(g)(v), (vi) the Company, any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Company payments pursuant to any employee welfare benefit plan (as defined in Section 3.1 of ERISA) that provides benefits to retired employees (or their dependents) that, in the aggregate, exceed the amount set forth on Schedule 7(g)(vi) with respect to such fiscal year, (vii) the Company, any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Company contributions to any defined benefit Plan subject to Title IV of ERISA that, in the aggregate, exceed the amount set forth on Schedule 7(g)(vii) with respect to such fiscal year, (viii) the Company, any of its Subsidiaries or any Commonly Controlled Entity has not timely made a contribution required to be made with respect to a Plan or a Non-US Plan, (ix) the Company, any of its Subsidiaries or any Commonly Controlled Entity incurs a liability, fine or penalty with respect to a Plan or a Non-US Plan, (x) any other similar event or condition shall occur or exist with respect to a Plan or Non-US Plan or (xi) the Company or any of its Subsidiaries shall have been notified that any of them has, in relation to a Non-US Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004), or otherwise is liable to pay any other amount in respect of Non-US Plans; and in each case in clauses (i) through (xi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
(h)    ~~(i)~~ One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving for the Company and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified and not denied coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or
(i)    Any of this Agreement, any Borrowing Subsidiary Agreement, any Borrowing Subsidiary Termination, any promissory notes issued pursuant to Section 2.10(e) of this Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to this Agreement), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(j)    The guarantee of any Loan Party contained in the Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to this Agreement), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(k)    Any Change of Control shall occur; or
(l)    Any Subordinated Indebtedness or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of any Loan Party under the Guarantee Agreement, as the case may be, as provided in the documentation governing such Subordinated Indebtedness, or any Loan Party, any Affiliate of any Loan Party, any trustee or the holders of at least 25% in aggregate principal amount of the such Subordinated Indebtedness shall so assert; then, subject to Section 4.04, and in every such event (other than an event with respect to the Company described in clause (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may , and (x) with respect to clause (i) below, at the request of the Required Lenders, shall and (y) with respect to clause (ii) below, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times, in each case, subject to Section 4.04: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Loans at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (f) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Subject to Section 4.04, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE 8
The Administrative Agent
Each of the Lenders, on behalf of itself and any of its Affiliates, hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, sufficiency, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument ~~or~~, document or other Communication executed or transmitted in accordance with this Agreement, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying or acting upon, any notice, request, certificate, consent, Communication, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person or acting upon such statement or Communication, and shall not incur any liability for relying or acting thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub- agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender expressly acknowledges that none of the Administrative Agent or any of its respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent or any of its respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent or any of its respective Related Parties to any Lender as to any matter, including whether the Administrative Agent or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender expressly acknowledges ~~that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further acknowledges that~~, represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course ~~of its business and~~and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans and (d) it has, independently and without reliance upon the Administrative Agent ~~or~~, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter to enter into this Agreement ~~as a Lender, and to make, acquire or hold Loans~~and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder.  Each Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, or any other Lender ~~and based on such documents and information as it shall from time to time deem appropriate,~~or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder ~~and in deciding whether or the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.~~based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Article 8.
None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any other Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and
(b)    collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).
The provisions of this Article and each party’s rights and obligations hereunder shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9
Miscellaneous
Section 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to any Borrower, to it c/o LKQ Corporation, ~~500 West Madison Street, Suite 2800, Chicago, Illinois 60661~~5846 Crossings Boulevard, Antioch, Tennessee 37013, Attention: Rick Galloway, Senior Vice President and Chief Financial Officer (Facsimile No. (312) 207-1529; Telephone No. (615) 781-5196), with copies (in the case of a notice of Default) to LKQ Corporation, ~~500 West Madison Street, Suite 2800, Chicago, IL 60611~~5846 Crossings Boulevard, Antioch, Tennessee 37013, Attention: Matthew J. McKay (Facsimile: (312) 207-1529, Telephone: 312-621-2778);
(ii)    if to the Administrative Agent, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd. 1B1, Charlotte, North Carolina 28262, Attention of WLS Charlotte Agency Services (agencyservices.requests@wellsfargo.com), and with a copy to Wells Fargo Bank, National Association, 550 South Tryon Street, 3rd Floor, Charlotte, North Carolina 28202, Attention of Jonathan Beck (jonathan.beck@wellsfargo.com); and
(iii)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through ~~Electronic Systems~~electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by ~~using Electronic Systems~~electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to ~~Article 2 unless otherwise agreed by~~Article 2 if such Lender, as applicable, has notified the Administrative Agent ~~and the applicable Lender~~that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it~~;~~, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    ~~Electronic Systems~~Platform.
(i)    The Company and each Lender agrees that the Administrative Agent may, but shall not be obligated to, make ~~Communications (as defined below~~materials and/or information provided by or on behalf of the Company (collectively, the “Borrower Materials”) available to the Lenders by posting the ~~Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System~~Borrower Materials on the Platform.
(ii)    ~~Any Electronic System used by the Administrative Agent~~The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of ~~such Electronic Systems~~the Platform, and expressly disclaim liability for errors or omissions in the ~~Communications~~Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the ~~Communications or any Electronic System. In no event shall~~Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent ~~or any of its~~and its Related Parties, each of the Lenders and the Company acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Company and each Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind~~, including direct or indirect, special, incidental or consequential damages, losses or expenses~~

(whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of ~~Communications through an Electronic System, other than any such direct damages, losses and expenses caused by the Administrative Agent’s or any of its Related Parties’ own~~communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct ~~as determined by a final nonappealable judgment of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.~~of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
Section 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 9.02(f) or (g), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) subject to Section 2.11(b), postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case without the written consent of each Lender directly affected thereby, (iv) change Section 2.21(b) or (d) in a manner that would change the order of payments or alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section, Section 2.26, Section 2.27, Section 9.15 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) [reserved], (vii) release any Borrower or, except as expressly provided in Section 9.15(b), all or substantially all of the Subsidiary Guarantors from their Guarantee Obligations under Article 10 or the Guarantee Agreement without the written consent of each Lender, or (viii) subordinate the right of payment of the Obligations without the written consent of each Lender, without the written consent of each Lender directly and adversely affected thereby. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04 or otherwise in accordance herewith.
(c)    [reserved].
(d)    [reserved].
(e)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than an Ineligible Institution) which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) such replacement Lender or Lenders shall have consented to the applicable amendment, waiver or consent and (iii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) the outstanding principal amount of its Loans and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
(g)    The Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.14 in accordance with the terms of Section 2.14.
Section 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsels for the Administrative Agent and the Lead Arrangers, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Syndtrak) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers or any Lender, including the fees, charges and disbursements of one U.S. counsel, one Canadian counsel and one additional local counsel and regulatory counsel in each applicable jurisdiction for the Administrative Agent and one additional counsel for all the Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of- pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. The Administrative Agent shall use its reasonable efforts to cause its counsels to provide invoices to the Company covering all fees, charges and disbursements of such counsel within ninety (90) days of the incurrence of any time or expense by such counsel.
(b)    The Company shall indemnify the Administrative Agent, each Lead Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which any Loan Party is a party or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any

actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries or its or their respective equity holders, Affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Lead Arrangers under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
~~(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than claims based on the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which any Loan Party is a party or any Loan or the use of the proceeds thereof.~~
(d)    [reserved].
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
Section 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)    (x) prior to (and including) the Funding Date, the Company (such consent to be provided in the Company’s sole discretion) and (y) after the Funding Date, the Company (such consent not to be unreasonably withheld or delayed); provided that, solely with respect to this clause (y), the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, or, after the Funding Date, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    [reserved]; and
(D)    [reserved].
Notwithstanding the foregoing, the assignor with respect to any assignment that does not require the Company’s consent under the foregoing provisions shall nevertheless use commercially reasonable efforts to provide notice to the Company thereof promptly after such assignment; provided that the failure of any assignor to provide such notice of any assignment shall not affect the validity or effectiveness of such assignment.
(ii)    Assignments shall be subject to the following additional conditions
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 Cdn. unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; provided that, with respect to any assignment entered into pursuant to Section 9.02(e) in respect of any Non-Consenting Lender, (1) such assignment may become effective without the execution or delivery by such Non-Consenting Lender of an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the applicable Assignment and Assumption are participants) and (2) such Non-Consenting Lender shall be deemed to have consented to and be bound by the terms of such Assignment and Assumption (or such other agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the applicable Assignment and Assumption are participants), in each case, so long as (I) each of the other requirements set forth in Section 9.02(e) for such assignment are satisfied, including, without limitation, the payment in full of all outstanding Obligations owing to such Non-Consenting Lender and (II) such assignment becomes effective immediately prior to the effectiveness of the proposed amendment, waiver or consent that requires the consent of such Non-Consenting Lender; provided further that, following the effectiveness of any assignment described in the foregoing proviso, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Non- Consenting Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)    the assignee shall not be (x) the Company or any Subsidiary or Affiliate of the Company, (y) a Defaulting Lender or its Parent or (z) any natural person or any a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof (any such Person described in this clause (E), an “Ineligible Institution”);
(F)    [reserved]; and
(G)    [reserved].
For the purposes of this (b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a

Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to 2.07(b), 2.21 or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that, if no Event of Default is then occurring and continuing, (A) no Lender shall enter into any arrangement with another Person pursuant to this Section 9.04(c) under which such Lender substantially transfers its exposure under this Agreement to a Participant unless under such arrangement and at all times while such arrangement is in effect (i) the relationship between such Lender and the applicable Participant is that of a debtor and creditor (including in the bankruptcy or similar event of such Lender or any Borrower), (ii) the applicable Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by such Lender under or in relation to this Agreement and (iii) the applicable Participant will under no circumstances (x) be subrogated to, or substituted in respect of, such Lender’s claims under this Agreement or (y) have otherwise any contractual relationship with, or rights against, any Borrower under, or in relation to, this Agreement, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (D) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 ~~and~~, 9.03 and 9.09 including for the avoidance of doubt, the indemnities and exculpations to which the Indemnitees or any Lender Related Parties are entitled herein and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof and shall protect such Indemnitees or such Lender Related Parties, as applicable, against events arising after such termination as well as before.
Section 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National

Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all of the Obligations due from such entity to such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided, however, that the deposits of a Foreign Subsidiary and the obligations owed to a Foreign Subsidiary may only be set off and applied to the Obligations of such Foreign Subsidiary or other Foreign Subsidiaries to the extent such set off and application would not cause a Deemed Dividend Problem or any other materially adverse tax consequence under applicable law to any Loan Party as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Consequential Damages. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of Uni-Select and its subsidiaries in the Arrangement Agreement and whether as a result of any inaccuracy thereof the Company (or its subsidiary or affiliate) have the right to terminate its (or their) obligations under the Arrangement Agreement, or decline to consummate the Acquisition, as a result of a breach of such representations and warranties in the Arrangement Agreement, (y) the determination of whether the Uni-Select Acquisition has been consummated in accordance with the terms of the Arrangement Agreement and (z) the interpretation of the definition of Material Adverse Effect (as defined in the Arrangement Agreement as in effect on February 26, 2023) and whether a Material Adverse Effect (as defined in the Arrangement Agreement as in effect on February 26, 2023) has occurred shall, in each case, be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable therein.
(b)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York,

and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document or the transactions thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross- claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes.
(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)    Waiver of Consequential Damages, Etc. Without limiting the generality of the other provisions of this Agreement, including, without limitation, Section 9.03, each Borrower agrees, on behalf of itself and the other Loan Parties and each of their respective Affiliates and each of the Subsidiaries, that none of the Administrative Agent (and any sub-agent thereof), each arranger, each Lender, nor any Related Party of any of the foregoing Persons (such Persons, collectively, the “Lender Related Parties”) shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Loan Parties, its Affiliates, or the Subsidiaries or to any of their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby or under any of the other Loan Documents, except to the extent such liability to such Person is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Lender Related Party’s own gross negligence or willful misconduct. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Lender Related Party (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than claims based on the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
Section 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12.    Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need to know basis to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (each of the foregoing being collectively referred to as “Representatives”; it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any insurance, re-insurance, swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities evidenced by this Agreement, (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company and its Subsidiaries or their business, other than any such information (i) that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company, (ii) that is independently developed by the Administrative Agent or any Lender or any of their respective Representatives without reference to the Information or (iii) pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any Person from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or a regulatory or self-regulatory authority without any notification to any Person.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.13.    USA PATRIOT Act; AML Legislation. (a) Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) or the Canadian AML Acts hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act or the Canadian AML Acts, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act or the Canadian AML Acts.
(b)    [Reserved].
Section 9.14.     [Reserved].
Section 9.15.    Releases of Subsidiary Guarantors.
(a)    A Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee Agreement:
(i)    upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise; or
(ii)    at such time as the principal and interest on the Loans, , the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated.
(b)    In addition to the foregoing, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the written request of the Company (which written request shall be signed by a Responsible Officer of the Company and shall certify the satisfaction of the applicable conditions set forth below), release any Subsidiary Guarantor from its obligations under the Guarantee Agreement if:
(i)    such Subsidiary Guarantor does not have any Guarantee Obligations in respect of, or otherwise provides any guaranty of payment of or security for, (x) any unsecured Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount for all such Indebtedness of $50,000,000 or more, in the case of any Subsidiary Guarantor that is a Domestic Subsidiary, or (y) any unsecured Indebtedness of the Company or any of its Domestic Subsidiaries in an aggregate principal amount for all such Indebtedness of $150,000,000 or more in the case of any Subsidiary Guarantor that is a Foreign Subsidiary, in each case, so long as at the time of such release and immediately after giving effect (including giving ~~pro forma~~ effect on a Pro Forma Basis) thereto, (A) no Default or Event of Default shall then exist or would result therefrom and (B) the Company is in compliance with the financial covenants set forth in Section 6.19; or
(ii)    such Subsidiary Guarantor is designated by the Company as an Excluded Non-Wholly Owned Subsidiary in compliance with Section 5.09(d), in each case, so long as such Subsidiary (A) either (I) becomes or became a non-Wholly Owned Subsidiary pursuant to a bona fide equity investment by a non-Affiliate third-party or (II) becomes or became a bona fide ~~joint venture~~Joint Venture with a non-Affiliated third party as determined in good faith by the Company in consultation with the Administrative Agent and (B) does not have any Guarantee Obligations in respect of, or otherwise provides any guaranty of payment of or security for, any unsecured Indebtedness of the Company or any of its Subsidiaries.
(iii)    In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
Section 9.16.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders, the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders, the Administrative Agent and the Lead Arrangers and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders, the Administrative Agent and the Lead Arrangers and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) none of the Lenders, the Administrative Agent and the Lead Arrangers or any of their respective Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders, the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and none of the Lenders, the Administrative Agent and the Lead Arrangers or any of their respective Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders, the Administrative Agent and the Lead Arrangers and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.19.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfied the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.20.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd- Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
For purposes of this Section 9.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12U.S.C. 1841(k)) of such party.
“Covered Entity” means:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 9.21.    [Reserved].
Section 9.22.    [Reserved].

Section 9.23.    Erroneous Payments.
(a)    Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.23(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.23 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 9.23 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)    Nothing in this Section 9.23 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE 10
Cross-Guarantee
In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the last sentence of this Article 10, each Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of all of the Obligations (other than any such Obligations owing directly by such Borrower providing such guarantee). Each Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
Each Borrower irrevocably and unconditionally jointly and severally agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Article 10 on the date when it would have been due (but so that the amount payable by a Borrower under this indemnity will not exceed the amount it would have had to pay under this Article 10 if the amount claimed had been recoverable on the basis of a guarantee).
Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) [reserved]; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto for any reason related to this Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.
Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.
The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations of such other Borrowers now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded or is or must otherwise be restored or returned by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Lender in its discretion).
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Charlotte, North Carolina or any other Applicable Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, disadvantageous to the Administrative Agent or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Charlotte, North Carolina or such other Applicable Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent and the Lenders.
Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of the Obligations.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower to honor all of its obligations under this Article 10 or the Guarantee Agreement, as applicable, in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article 10 or the Guarantee Agreement, as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Article 10 or the Guarantee Agreement, as applicable, shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Borrower for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Credit Agreement to be duly executed as of the day and year first above written.

LKQ CORPORATION, as the Company
By:
Name:
Title:

Signature Page to the Term Loan Credit Agreement
LKQ Corporation

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender
By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender
By:
Name:
Title:

[LENDER]
By:
Name:
Title:

Signature Page to the Term Loan Credit Agreement
LKQ Corporation

PRICING SCHEDULE

	Term CORRA Spread	Canadian Prime Rate Spread
Level I Status:	1.000%	0.000%
Level ~~I~~II Status:	1.125%	0.125%
Level ~~II~~III Status:	1.250%	0.250%
Level ~~III~~IV Status:	1.375%	0.375%
~~Level IV Status:~~	 ~~1.500%~~	 ~~0.500%~~
Level V Status:	 ~~1.750~~1.625%	 ~~0.750~~0.625%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final three paragraphs of this Schedule:
“Applicable Rating” means (i) if the Company shall maintain one Rating, the Company’s single Rating shall apply, (ii) if the Company shall maintain a Rating from two Rating Agencies, then the higher of such Ratings shall apply, unless there is a split in Ratings of more than one ratings level, in which case the Rating that is one level lower than the higher of the Company’s two Ratings shall apply and (iii) if none of the Ratings Agencies shall have in effect a Rating (other than by reason of the circumstances referred to in the following proviso), then such Rating Agency shall be deemed to have established a rating in Level V Status; provided that, if the Ratings established or deemed to have been established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than the Company’s Subsidiaries) or subject to any other credit enhancement (other than guarantees by Subsidiaries of the Company).
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Total Leverage Ratio is less than 1.00 to 1.00 or (ii) the Company’s Applicable Rating is BBB+ or Baa1, as applicable, or better.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) (A) the Total Leverage Ratio is less than 2.00 to 1.00 or (B) the Company’s Applicable Rating is BBB or Baa2, as applicable, or better.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) (A) the Total Leverage Ratio is less than 3.00 to 1.00 or (B) the Company’s Applicable Rating is BBB- or Baa3, as applicable, or better.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) (A) the Total Leverage Ratio is less than 4.00 to 1.00 or (B) the Company’s Applicable Rating is BB+ or Ba1, as applicable, or better.
“Level V Status” exists at any date if the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
“Rating” means, at any time, a rating issued by a Ratings Agency then in effect with respect to the Index Debt.
“Ratings Agency” means any of Moody’s Investors Service, Inc. or Standard and Poor’s Financial Services LLC (or any successor to its ratings agency business).
“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
The Applicable Rate shall be determined in accordance with the foregoing table based on the Company’s Status, as applicable, as reflected in the then most recent Financials or based on its then-current Ratings. Adjustments, if any, to the Applicable Rate shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (the “Determination Date”). On any Determination Date, if the pricing predicated on the Total Leverage Ratio is different than the pricing based upon Ratings, then the pricing shall be based on the higher Status of the two (with Level I Status being the highest and Level V Status being the lowest).
If the Company fails to deliver the Financials to the Administrative Agent within three (3) Business Days after the time required pursuant to the Credit Agreement to which this Pricing Schedule is attached, then the Applicable Rate shall be based upon Ratings until three (3) Business Days after such Financials are so delivered (and upon such date pricing shall be determined in accordance with the terms hereof).
Until adjusted after the Effective Date in accordance with the foregoing paragraph, Level III Status shall be deemed to exist.

Schedule 2.01
~~Commitments~~Outstanding Loans

Lender	~~Commitment~~ Outstanding Loans (Canadian Dollars)
~~Bank of America, N.A.~~	~~$82,500,000.00~~
Wells Fargo Bank, National Association	$~~82,500,000.00~~90,000,000
~~Capital One~~ Bank of America, N.A.	$~~82,500,000.00~~90,000,000
MUFG Bank, Ltd.	$~~82,500,000.00~~90,000,000
PNC Bank, National Association	$~~82,500,000.00~~90,000,000
Truist Bank	$~~82,500,000.00~~90,000,000
~~HSBC~~TD Bank ~~USA~~, ~~National Association~~N.A.	$~~50,000,000.00~~70,000,000
~~UniCredit~~Royal Bank ~~AG, New York Branch~~of Canada	$~~50,000,000.00~~70,000,000
BNP Paribas	$~~50,000,000.00~~40,000,000
U.S. Bank National Association	$~~55,000,000.00~~70,000,000
TOTAL	$700,000,000.00